As filed with the Securities and Exchange Commission on December 21, 2004

                              Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                                   WWAP, INC.
                 (Name of Small Business Issuer in Its Charter)

          Delaware                         7375                   20-1372381
(State or Other Jurisdiction        (Primary Standard          (I.R.S. Employer
      of Incorporation          Industrial Classification    Identification No.)
      or Organization)                 Code Number)

                                   Copies to:

                                   WWAP, Inc.
                              c/o ActivePoint Ltd.
                   20 Giborel Israel St. Poleg Industrial Zone
                             Netanya Israel - 42504
                         Attn: Moshe Ofer / Rhona Morris
                         Telephone: (011) 972-9-8852484
                         Telecopier: (011) 972-9-8853233
                   (Address and telephone number of Principal
               Executive Offices and Principal Place of Business)

                              Steven Schuster, Esq.
                             McLaughlin & Stern, LLP
                         260 Madison Avenue, 18th Floor
                               New York, NY 10016
                            Telephone: (212) 448-1100
                           Telecopier: (212) 448-0066
            (Name, address and telephone number of agent for service)

                                   WWAP, Inc.
                               c/o Matthews & Co.
                         270 Madison Avenue, 16th Floor
                               New York, NY 10016
                            Telephone: (212) 293-5100
                           Telecopier: (212) 293-5560

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                   ----------

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
                                                              Proposed Maximum      Proposed Maximum
 Title of Each Class of Securities      Dollar Amount to     Offering Price Per    Aggregate Offering       Amount of
         to be Registered                 be Registered            Share                Price (2)       Registration Fee
------------------------------------------------------------------------------------------------------------------------
1,436,103 shares of Common                     n/a                  n/a                $1,436,103            $169.02
Stock, par value $.01 (1)
------------------------------------------------------------------------------------------------------------------------

(1) Of this amount 1,174,993 shares are being distributed to the stockholders of Mobilepro, Inc. The remaining 261,110 shares may be sold in the future by Mobilepro, Inc.

(2) No consideration will be received by Mobilepro, Inc. as a result of the distribution. Accordingly, the registration fee is based on the amount of shares being registered pursuant to this Registration Statement multiplied by ..0001177.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the "SEC") is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                 Subject to Completion, Dated December 20, 2004

                                   WWAP, Inc.
                        1,436,103 Shares of Common Stock

      This prospectus relates to (i) the distribution by dividend to all of the stockholders of Mobilepro, Inc. ("Mobilepro") of up to 1,174,993 shares of WWAP, Inc. ("WWAP") Common Stock and (ii) 261,110 shares of WWAP Common Stock to be sold by Mobilepro. Mobilepro will not receive any proceeds from the distribution to the stockholders Mobilepro of the 1,174,993 shares of WWAP Common Stock, however, will receive compensation from the sale of the 261,110 shares Common Stock. All costs associated with this registration will be borne by WWAP.

      Upon this registration statement being declared effective by the SEC, WWAP will be a public company.

      The distribution will be pro rata to the Mobilepro stockholders based on the number of shares owned by each.

      Mobilepro shareholders may be required to pay income tax on the value of the shares of WWAP Common Stock received by you in connection with this distribution.

      Currently, no public market exists for WWAP Common Stock.

            THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

            PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 7.

      No underwriter or person has been engaged to facilitate the distribution of shares of Common Stock in this offering.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                TABLE OF CONTENTS

                                                                     Page Number
                                                                     -----------

Question and Answers about the Distribution and Related Matters ..........1

Prospectus Summary .......................................................2

Reasons for Furnishing this Document .....................................3

Summary of the Distribution ..............................................3

Summary of Consolidated Financial Information ............................6

Risk Factors .............................................................7

Cautionary Statement Regarding Forward-Looking Statements ................12

Use of Proceeds ..........................................................12

Selling Stockholder ......................................................12

The Distribution .........................................................13

Federal Income Tax Consequences of the Distribution ......................15

Relationship Between Mobilepro and WWAP Following the Distribution .......15

Legal Proceedings ........................................................15

WWAP Management ..........................................................16

Principal Stockholders ...................................................19

Description of Securities ................................................20

Business .................................................................20

Management's Discussion and Analysis of Financial Conditions
And Results of Operations ................................................25

Certain Relationships and Related Transactions ...........................27

Shares Eligible for Future Sale ..........................................28

Experts ..................................................................28

Legal Matters ............................................................29

Where You Can Find More Information ......................................29

Financial Statements .....................................................F-1

Part II - Information Not Required in Prospectus .........................II 1

Signatures ...............................................................II 3

        QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION AND RELATED MATTERS

      The following section answers various questions that you may have about the pro rata distribution to Mobilepro stockholders of 1,174,993 shares of WWAP common stock owned by Mobilepro. We refer to this distribution in this document as the "Distribution."

Q1:   What is the Distribution?

A:    The Distribution is the method by which Mobilepro will distribute a significant portion of the shares held by it in WWAP resulting in WWAP becoming a publicly-held company. According to the terms of the Distribution, Mobilepro will distribute to its stockholders, as of the close of business on [______________], 2005, in a dividend, shares of WWAP pro-rata based on the number of shares owned by each. After the distribution Mobilepro will own 261,110 shares (1%) and the shareholders of Mobilepro will own 1,174,993 (4.5%) of the issued and outstanding common stock of WWAP.

Q2:   What is WWAP?

A:    WWAP is a company that has the exclusive rights to market software developed by ActivePoint Ltd. The software provides customers with a context orientated natural language search engine for their website or database. The software can guide and assist on-line customers and simultaneously provides the website owner insight into their customers' opinions about their services and their unfulfilled requests.

Q3:   Why is Mobilepro effecting the Distribution?

A:    Mobilepro is effecting the Distribution because it believes that the
Distribution may provide potential value to Mobilepro's stockholders.

Q4:   What is the tax effect of the Distribution?

A:    Dividends and distributions received are taxable as ordinary income for federal income tax purposes pursuant to Section 311 of the Internal Revenue Code provided that Mobilepro has current or accumulated earnings and profits. The fair market value of WWAP's shares will be established by subsequent trading that develops with respect to such shares. However, the Distribution is taxable even if a trading market for the shares never develops.

      The foreign, state and local tax consequences of receiving the distribution may differ materially from the federal income tax consequences described above. Shareholders should consult their tax advisor.

Q5:   What will Mobilepro stockholders receive in the Distribution?

A:    In the Distribution, Mobilepro stockholders will receive a pro-rata number of shares of Common Stock of WWAP based on the number of shares owned by each they own on [______________], 2005. Immediately after the Distribution, Mobilepro's stockholders will still own their shares of Mobilepro common stock. Shares of Mobilepro common stock will represent stockholders' interests in the business of Mobilepro, and shares of WWAP common stock that stockholders receive in the Distribution will represent their interests in the WWAP business.

Q6:   What happens to Mobilepro shares after the Distribution?

A:    After the Distribution, shares of Mobilepro common stock will continue to represent ownership of the businesses of Mobilepro and will continue to be quoted under the ticker symbol "MOBL.OB"

Q7:   What does a Mobilepro stockholder need to do now?

A: Mobilepro stockholders do not need to take any action. The approval of the Mobilepro stockholders is not required to effect the Distribution, and Mobilepro is not seeking a proxy from any stockholders. Mobilepro stockholders should not send in their Mobilepro share certificates to effect the Distribution. Mobilepro stockholders will automatically receive their shares of WWAP common stock shortly following the Distribution.

Q8:   Where can Mobilepro stockholders get more information?

A:    Mobilepro stockholders with additional questions related to the
Distribution should contact Kurt Gordon, CFO. Mobilepro's telephone number is
(301) 315-9040.

                               PROSPECTUS SUMMARY

OVERVIEW

      WWAP was incorporated in Delaware on July 14, 2004. In October 2004, WWAP and shareholders of ActivePoint, Ltd. ("ActivePoint"), an Israeli corporation, executed an exchange agreement whereby certain stockholders of ActivePoint exchanged their shares of stock of Activepoint for a proportionate amount of shares of WWAP common stock and preferred stock. As a result, WWAP now owns approximately 94% of the outstanding capital stock of ActivePoint. In connection with the exchange agreement, ActivePoint granted WWAP an exclusive and perpetual right to use ActivePoint's products and to fund the research and development efforts managed by ActivePoint and obtain sales rights of new technology and/or products as developed by ActivePoint.

      ActivePoint, formed in 1997, has developed context orientated Natural Language search software (the "Software") which provides improvements for consumer sales relationship systems (CRM), e-commerce providers and stand alone internet stations ("Kiosks") and provides insight into each user's opinions and desires based on the user's search activity. Many users of the Internet often conduct searches using a natural language search method, which allows users to conduct searches by simply typing certain keywords not conjoined by connectors such as ampersand, etc. The Software is designed to enhance the natural language search method by allowing users to navigate through websites more efficiently in order to locate the desired information. For example, if a user, while navigating within a website that sells cables requests to search for a "cable to connect a keyboard to a laptop", the software will display the appropriate cable, as opposed to the same question asked in using a common search engine which will result in for example, a "keyboard for a laptop".

      The Software is also intended to provide WWAP's customers with the ability to compile a database of information relating to products that the customer's users may look for but which are not provided by the customer. This information will allow the customer to better evaluate what products or services to provide to its users. For example, some merchants can only measure what was actually ordered on its website but are unable to know what may have been requested but not offered on the website. If a customer does not provide a certain product, by utilizing the Software it can determine that users are unsuccessfully searching for a particular product, and therefore the customer can better determine that the product is in demand by its users and may provide the product.

      The advantage of the Software is that users of WWAP's customer's websites and kiosks can more easily find the requested information as opposed to search engines that cannot respond to context related questions. WWAP's application specific natural language engines are capable of understanding the nuances of the language and the specific request. Since the Software will facilitate a user's search process, it may limit the need for call-based customer service centers which require an additional work force to service calls from customers and which results in additional costs to the particular client.

      WWAP, through ActivePoint, began commercial sales of its Software in October 2004. ActivePoint generated limited revenues commencing in 2002 from testing the software for potential customers.

WWAP'S MISSION

      Increase the service level and productivity of our customers by improving the customer experience management ("CEM") as a result of the implementation of the Software.

      Provide our Internet, Kiosks and CRM customers with enhanced, real-time, natural language based information reports that are reflective of the needs and requests of their users;

      Produce our products at the highest possible quality and technical sophistication;

      Provide the best possible service for our customers so that users of the customer are not burdened by having to use customer service call centers to find what they are looking for; and

      Provide a system that is highly advanced in several dimensions including technical, application and business.

PRODUCT AND SERVICES

      The Assistant For You ("TA4U") system encourages users to interact with it as they have the ability to either "converse" with the system by telling it their needs in natural language or by answering guided system questions. The TA4U, like a trained representative, tries to find the product or service to best match each request during the user's search. The TA4U system is designed to give customers greater flexibility than other search engine systems which require the customer to be more specific in their requests and cannot be context related.

      The TA4U system also provides marketing information that generates tailored reports showing users' requests even if goods were not purchased. This reporting enables our customers to better understand the general requests asked by their users.

MARKETING AND SALES STRATEGY

      Our marketing and sales strategy emphasizes sales to companies that offer various software products to operators of websites and internet service providers and companies which offer their products and services through the Internet. Our objective is to have such companies include our Software in their product offerings Sales will be directed through sales staff in both North America and Europe.

                      REASONS FOR FURNISHING THIS DOCUMENT

      Mobilepro sent you this document because you were an owner of Mobilepro common stock on the record date. This entitles you to receive a distribution of shares of Common Stock of WWAP, based on the pro-rata amount of shares you owned on that date. No action is required on your part to participate in the Distribution and you do not have to pay cash or other consideration to receive your WWAP Shares.

      This document describes WWAP's business, the relationship between Mobilepro and WWAP, and how this transaction benefits Mobilepro and its stockholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of the WWAP Shares that you will receive in the Distribution. You should be aware of certain risks relating to the Distribution and WWAP's businesses, which are described in this document beginning on page 7. This document is being furnished solely to provide information to Mobilepro stockholders who will receive WWAP Shares in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Mobilepro or WWAP. Neither Mobilepro nor WWAP will update the information contained in this document except in the normal course of their respective public disclosure practices. However, this document will be amended if there is any material change in the terms of the Distribution.

                           SUMMARY OF THE DISTRIBUTION

DISTRIBUTING COMPANY

                        Mobilepro, Inc., a Delaware corporation.

DISTRIBUTED COMPANY

                        WWAP, Inc., a Delaware corporation. As used in this prospectus, the term WWAP, we, our, us, and similar terms means WWAP, Inc., as of the relevant date, unless the context otherwise requires.

WWAP SHARES TO BE
DISTRIBUTED

                        Mobilepro will distribute to Mobilepro stockholders an aggregate of 1,174,993 shares of Common Stock, par value $.01 per share, of WWAP.

RECORD DATE

                        If you own Mobilepro shares at the close of business on _________, 2005 (the Record Date), then you will receive WWAP Shares in the Distribution. The Record Date will be a date shortly after the registration statement, of which this prospectus is a part, is declared effective by the SEC.

DISTRIBUTION DATE

                        We currently anticipate that the Distribution will occur near the effective date of the registration statement. If you are a record holder of Mobilepro stock, instead of physical stock certificates you will receive from WWAP's transfer agent shortly after the effective date of the registration statement a statement of your book entry account for the WWAP shares distributed to you. If you are not a record holder of Mobilepro stock because such shares are held on your behalf by your stockbroker or other nominee, your WWAP Shares should be credited to your account with your stockbroker or other nominee after the effective date of the registration statement. Following the Distribution, you may request physical stock certificates if you wish, and instructions for making that request will be furnished with your account statement.

DISTRIBUTION

                        On the Distribution Date, the distribution agent identified below will begin distributing certificates representing our Common Stock to Mobilepro stockholders. You will not be required to make any payment or take any other action to receive your shares of our Common Stock. The distributed shares of our Common Stock will be freely transferable unless you are one of our affiliates or you are issued shares in respect of restricted shares of Mobilepro common stock.

DISTRIBUTION RATIO

                        Mobilepro will distribute to Mobilepro stockholders an aggregate of 1,174,993 shares of Common Stock of WWAP pro-rata to the shareholders of Mobilepro, based pro-rata on each shareholder's ownership of Mobilepro on the Record Date.

DISTRIBUTION AGENT                  Liberty Transfer Co.
                                    274B New York Avenue
                                    Huntington, New York 11743

TRANSFER AGENT AND REGISTRAR        Liberty Transfer Co.
FOR THE WWAP SHARES                 274B New York Avenue
                                    Huntington, New York 11743

FRACTIONAL SHARES OF OUR
COMMON STOCK

                        Mobilepro will not distribute any fractional shares of WWAP Common Stock. In lieu of distributing a fraction of a share of our Common Stock to any Mobilepro stockholder, fractional shares will be rounded up to the next higher whole number of shares.

TRADING MARKET

                        We anticipate that our Common Stock will be traded on the Over The Counter Bulletin Board under the proposed symbol WWAP. We expect that a market maker will apply for quotation on the Over the Counter Bulletin Board on our behalf prior to the Distribution. No public trading market for our Common Stock currently exists. However, a trading market for the entitlement to receive shares of our Common Stock in the distribution, referred to as a when-issued market, may develop on or after the record date for the distribution.

DIVIDEND POLICY

                        Mobilepro has not paid dividends in the past, and we anticipate that following the Distribution, neither WWAP nor Mobilepro will pay cash dividends. However, no formal action has been taken with respect to future dividends, and the declaration and payment of dividends by WWAP and Mobilepro will be at the sole discretion of their respective boards of directors.

RISK FACTORS

                        The distribution and ownership of our Common Stock involve various risks. You should read carefully the factors discussed under Risk Factors beginning on page
                        7. Several of the most significant risks of the Distribution include:

                        o The Distribution may cause the trading price of Mobilepro Common Stock to decline.
                        o Substantial sales of WWAP Shares may have an adverse impact on the trading price of the WWAP Common Stock.
                        o There has not been a prior trading market for WWAP Shares and a trading market for the WWAP Shares may not develop.
                        o The Distribution of WWAP Shares may result in substantial tax liability.

FEDERAL INCOME TAX
CONSEQUENCES

                        Mobilepro and WWAP do not intend for the Distribution to be tax-free for U.S. federal income tax purposes. You may be required to pay income tax on the value of your shares of WWAP Common Stock received as a dividend. We expect that the dividend will be taxed as ordinary income to the extent of the value of the shares you receive. You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.

OUR RELATIONSHIP WITH MOBILEPRO
AFTER THE DISTRIBUTION

                        Prior to the Distribution, Mobilepro and WWAP entered into a Business Development Agreement dated as of August 26, 2004 whereby Mobilepro is obligated to provide WWAP with certain services to enhance the business of WWAP. As compensation for the services, WWAP issued Mobilepro 1,436,103 shares or 5.5% of its issued and outstanding common stock on a fully diluted based. Under the terms of the Business Development Agreement, Mobilepro is required to complete the Distribution. Upon completion of the Distribution, Mobilepro will retain 261,110 shares of WWAP's issued and outstanding common stock. Mobilepro's affiliate, Lighthouse Advisors, Inc. ("Lighthouse"), also entered into a Business Development Agreement with WWAP and as compensation for this agreement, was issued 522,219 shares of WWAP common stock or 2% of its issued and outstanding common stock on a fully diluted basis. Thus, upon completion of the Distribution, Mobilepro, through Lighthouse, will own an aggregate of 783,329 shares of WWAP's common stock which will represent 3% of its issued and outstanding common stock on a fully diluted basis. Upon completion of the Distribution, Mobilepro and Lighthouse will continue to provide the services contemplated in the Business Development Agreement.

STOCKHOLDER INQUIRIES

                        Any persons having inquiries relating to the distribution should contact the Shareholder Service department of the distribution agent at (631) 385-1616 or Mobilepro at (301) 315-9040.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

----------------------------------------------------------------------------------------------------------------------------
                                            For the nine months       For the nine months          For the year ended
                                        ended September 30, 2004   ended September 30, 2003         December 31, 2003
                                        ------------------------   ------------------------         -----------------
Statement of Operation Data:                        $                          $                             $
----------------------------------------------------------------------------------------------------------------------------
Sales                                              --                        22,873                        31,590
----------------------------------------------------------------------------------------------------------------------------
Cost of sales                                      --                          --                            --
----------------------------------------------------------------------------------------------------------------------------
Gross profit                                       --                        22,873                        31,590
----------------------------------------------------------------------------------------------------------------------------
Selling, general, and
   administrative expenses                      332,548                     352,183                       499,018
----------------------------------------------------------------------------------------------------------------------------
Loss from operations                            332,548                     329,310                       467,428
----------------------------------------------------------------------------------------------------------------------------
Net Loss                                        333,692                     331,553                       469,575
----------------------------------------------------------------------------------------------------------------------------

                                          September 30, 2004          September 30, 2003            December 31, 2003
                                          ------------------          ------------------            -----------------
Balance Sheet Data:
----------------------------------------------------------------------------------------------------------------------------
Assets                                           28,422                      84,935                        37,921
---------------------------------------------------------------------------------------------------------------------------
Liabilities                                     478,153                     355,929                       396,937
----------------------------------------------------------------------------------------------------------------------------
Stockholders' equity (deficiency)              (449,731)                   (270,994)                     (359,016)
----------------------------------------------------------------------------------------------------------------------------

                                  RISK FACTORS

      You should carefully consider each of the following risk factors and all of the other information in this information statement. The following risks relate principally to the Distribution and WWAP's business.

      If any of the following risks and uncertainties develops into actual events, the business, financial condition or results of operations of WWAP could be materially adversely affected. If that happens, the trading prices of WWAP shares could decline significantly.

      The risk factors below contain forward-looking statements regarding the Distribution and WWAP. Actual results could differ materially from those set forth in the forward-looking statements. See Cautionary Statement Regarding Forward-Looking Statements below.

RISKS RELATED TO OUR BUSINESS

WWAP WILL FACE MANY OF THE DIFFICULTIES THAT COMPANIES IN THE EARLY STAGE MAY FACE.

      As a result of WWAP's limited operating history, you may have difficulty assessing our growth and earnings potential. We have faced many of the difficulties that companies in the early stages of their development in new and evolving markets often face. These have included, among others:

o Substantial delays and expenses related to testing and development of our new products,
o Marketing and distribution problems encountered in connection with our new and existing products and technologies,
o     Competition from larger and more established companies,
o     Delays in reaching our marketing goals,
o Difficulty recruiting qualified employees for management and other positions;
o     Lack of sufficient customers, revenues and cash flow;
o     Limited financial resources;

      We may continue to face these and other difficulties in the future, some of which may be beyond our control. If we are unable to successfully address these problems, our future growth and earnings will be negatively affected.

CONTROL BY EXISTING STOCKHOLDERS

Topschutter Holdings B.V. ("Topschutter") (27.94%), Michel Harvey ("Harvey") (40.69%) and Moshe Ofer ("Ofer") (19.15%) beneficially own an aggregate of approximately 87% of the outstanding shares of the WWAP's capital stock. Although none of these stockholders have formal voting agreements to vote their shares, a combination of either Topschutter and Harvey or Harvey and Ofer can exercise control over matters requiring shareholder approval, including the election of directors, and the approval of mergers, consolidations and sales of all or substantially all of the assets of the Company. This may prevent or discourage tender offers of the Company's capital stock unless the terms are approved by these shareholders.

WE HAVE A NEED FOR ADDITIONAL FINANCING, GOING CONCERN OPINION.

      We have not had a sufficient source of working capital and will have a need additional financing to operate in the future. The report of our independent accountants that accompanies our audited financial statements states that as a result of WWAP's limited revenues and retained deficit raise substantial doubt about the Company's ability to continue as a going concern. Furthermore, there can be no assurance that we can get additional financing based on the financing transactions with Cornell Capital Partners, L.P. as such financing depends on the price of our stock and certain other limitations imposed by the terms of these transactions, including Cornell's inability to invest in WWAP if such investment would result in Cornell owning more than 9.9% of our common stock.

WE MAY HAVE DIFFICULTY EVALUATING OUR PROSPECTS BECAUSE WE ARE IN THE DEVELOPMENTAL STAGE AND HAVE A LIMITED OPERATING HISTORY FOR INVESTORS TO ANALYZE

      WWAP obtained its first customer in October 2004. We have only fairly recently begun development of our business and the services we intend to offer. WWAP has a limited history of revenue or financial results upon which investors may base an assessment of its potential. There can be no assurance that WWAP's proposed operations will be successful or that it will succeed in meeting its stated business objectives.

WWAP HAS NO OPERATING HISTORY AS A PUBLIC COMPANY AND MAY BE UNABLE TO OPERATE PROFITABLY.

      WWAP does not have an operating history as a public company. WWAP may not be able to successfully put in place the financial, administrative and managerial structure necessary to operate as a public company, and the development of such structure will not require a significant amount of management's time and other resources.

WWAP's OPERATIONS DEMONSTRATE A HISTORY OF NET LOSSES AND A NEED FOR CONTINUED ADDITIONAL FINANCING.

      WWAP's operations (including those of ActivePoint), has incurred recurring operating losses and has a working capital deficiency and a need for additional financing. WWAP received a report from its independent auditors for their fiscal year ended December 31, 2003 containing an explanatory paragraph that describes substantial doubt about it's ability to continue as an ongoing concern. Additionally, management anticipates that WWAP will continue to incur significant operating costs and losses in connection with the development of its product and that it has not yet generated any significant revenues from its operations and is, therefore, dependent on outside financing and the continuing support of its investors.

      Any inability to raise capital may require us to reduce the level of our operations. Such actions would have a material adverse effect on our business and operations and result in charges that could be material to our business and results of operations.

WWAP'S FUTURE REVENUE AND OPERATING RESULTS ARE UNPREDICTABLE AND MAY FLUCTUATE

      Our short operating history and the rapidly changing nature of the market in which we compete make it difficult to accurately forecast our revenues and operating results. Our operating results are unpredictable and we expect them to fluctuate in the future due to a number of factors. These factors may include, among others:

o     the timing of sales of our products and services
o     difficulty in keeping current with changing technologies,
o unexpected delays in introducing new products, new product features and services,
o increased expenses, whether related to sales and marketing, product development or administration,
o deferral of recognition of our revenue in accordance with applicable accounting principles due to the time required to complete projects,
o     the mix of product license and services revenue,
o     costs related to possible acquisitions of technology or businesses.

IF WWAP LOSES THE SERVICES OF ANY KEY PERSONNEL, INCLUDING ITS PRESIDENT OR OUR DIRECTORS, OUR BUSINESS MAY SUFFER

      We are dependent on our key officers, directors and employees, especially Moshe Ofer, our President and Treasurer and a member of our board of directors. The loss of any of our key personnel could materially harm our business because of the cost and time necessary to retain and train a replacement. Such a loss would also divert management attention away from operational issues. Furthermore, although most of ActivePoint's employees are subject to employment agreements containing non-competition agreements, Moshe Ofer, the President and CEO of WWAP and ActivePoint, is not subject to such an agreement. As a result, Mr. Ofer could cease working for WWAP and work with WWAP's competitors. Furthermore, there can be no assurances that the non-competition agreements are enforceable.

WWAP'S INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE AND FAILURE TO ADAPT OUR PRODUCT DEVELOPMENT TO THESE CHANGES MAY CAUSE OUR PRODUCTS TO BECOME OBSOLETE

      We participate in a highly dynamic industry characterized by rapid change and uncertainty relating to new and emerging technologies and markets. Future technology or market changes may cause some of our products and services to become obsolete more quickly than expected.

WWAP STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION IF FUTURE EQUITY OFFERINGS ARE USED TO FUND OPERATIONS

      If WWAP obtains working capital by issuing equity securities, such as through the Equity Line of Credit with Cornell Capital Partners, LP (see Certain Relationships and Related Transactions beginning on page 27), WWAP stockholders could experience significant dilution. In addition, securities issued in connection with future financing activities may have rights and preferences senior to the rights and preferences of the WWAP Shares. Further, the conversion of outstanding debt obligations into equity securities could have a dilutive effect on WWAP shareholders.

THE TREND TOWARD CONSOLIDATION IN WWAP'S INDUSTRY MAY IMPEDE ITS ABILITY TO COMPETE EFFECTIVELY

      As consolidation in the software industry continues, fewer companies dominate particular markets, changing the nature of the market and potentially providing consumers with fewer choices. Also, many of these companies offer a broader range of products than us, ranging from desktop to enterprise solutions. We may not be able to compete effectively against these competitors. Furthermore, we may seek strategic acquisitions, as necessary, to acquire technology, people and products for our overall product strategy. The trend toward consolidation in our industry may result in increased competition in acquiring these technologies, people or products, resulting in increased acquisition costs or the inability to acquire the desired technologies, people or products. Any of these changes may have a significant adverse effect on our future revenues and operating results.

WWAP FACES INTENSE PRICE-BASED COMPETITION FOR LICENSING OF ITS PRODUCTS WHICH COULD REDUCE PROFIT MARGINS

      Price competition is often intense in the software market. Price competition may continue to increase and become even more significant in the future, resulting in reduced profit margins.

OUR ABILITY TO OFFER TO OPERATE OUR SOFTWARE MAY BE AFFECTED BY A VARIETY OF U.S. AND FOREIGN LAWS.

      WWAP is subject to various laws and governmental regulations relating to its business operations. There are few laws or regulations directly applicable to commercial activities over the Internet. However, due to increasing popularity and use of the Internet, laws and regulations may be adopted with respect thereto. These laws and regulations may cover issues such as user privacy, liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and domain name registration. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, patent, trademark, trade secret and personal privacy is uncertain and developing. Any new legislation or regulation or the application of existing laws and regulations to the Internet could have a material and adverse effect on the Company's business.

WWAP MAY BE UNSUCCESSFUL IN DEVELOPING NEW DISTRIBUTION CHANNELS

      We may not be able to effectively develop our own network of salespeople and resellers to distribute our software products. We may also be unsuccessful in utilizing rapidly evolving distribution and marketing technologies to develop these distribution channels. The adoption of new channels may adversely impact existing channels and/or product pricing, which may reduce our future revenues and profitability.

IF WWAP MUST RESTRUCTURE ITS OPERATIONS VALUABLE RESOURCES WILL BE DIVERTED FROM OTHER BUSINESS OBJECTIVES

      We continually evaluate our product and corporate strategy. We have in the past undertaken, and will in the future undertake, organizational changes and/or product and marketing strategy modifications. These organizational changes increase the risk that objectives will not be met due to the allocation of valuable limited resources to implement changes. Further, due to the uncertain nature of any of these undertakings, these efforts may not be successful and we may not realize any benefit from these efforts.

POTENTIAL SOFTWARE DEFECTS AND PRODUCT LIABILITY COULD RESULT IN DELAYS IN MARKET ACCEPTANCE, UNEXPECTED COSTS AND DIMINISHED OPERATING RESULTS

      Software products frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Defects and errors could be found in current versions of our products, future upgrades to current products or newly developed and released products. Software defects could result in delays in market acceptance or unexpected reprogramming costs, which could materially adversely affect our operating results. Most of our license agreements with customers contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that these provisions limiting our liability may not be valid as a result of federal, state, local or foreign laws or ordinances or unfavorable judicial decisions. A successful product liability claim may have a material adverse effect on our business, operating results and financial condition.

WWAP RELIES ON THIRD PARTY TECHNOLOGIES WHICH MAY NOT SUPPORT WWAP PRODUCTS

      Our software products are designed to run on the Microsoft(R) Windows(R) operating system and with industry standard hardware. Although we believe that the operating systems and necessary hardware are and will be widely utilized by businesses in the corporate market, businesses may not actually adopt such technologies as anticipated or may in the future migrate to other computing technologies that we do not support. Moreover, if our products and technology are not compatible with new developments from industry leaders such as Microsoft, our business, results of operations and financial condition could be materially and adversely affected.

WWAP FACES COMPETITION AND WWAP WILL BE HARMED IF WWAP FAILS TO COMPETE EFFECTIVELY

      We encounter competition from other competitors in the area of our business. Many of our current and potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than we have. We may not be able to compete effectively with these competitors. To remain competitive, we must develop new products and periodically enhance our existing products in a timely manner. We anticipate that we may have to adjust the prices of many of our products to stay competitive. In addition, new competitors may emerge, and entire product lines may be threatened by new technologies or market trends that reduce the value of these product lines. The market in which we compete is influenced by the strategic direction of major computer hardware manufacturers and operating system software providers. Our competitiveness depends on our ability to enhance existing products and to offer successful new products on a timely basis. We have limited resources and must restrict software development efforts to a relatively small number of projects.

QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS WHICH COULD CAUSE WWAP'S STOCK PRICE TO DECLINE

      We expect that we will be subject to substantial fluctuations in quarterly net revenues and operating results. Fluctuations may be caused by a number of factors including, but not limited to, the following:

o     the timing and volume of customers;
o     the timing and amount of our expenses;
o     the introduction of competitive products by existing or new competitors;
      and
o     reduced demand for any given product

      Due to these factors, forecasts may not be achieved, either because expected revenues do not occur or because they occur at lower prices or on terms that are less favorable to us. In addition, these factors increase the chances that our results could diverge from the expectations of investors and analysts. If so, the market price of our stock would likely decline.

WWAP, THROUGH ACTIVEPOINT, RELIES ON INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS WHICH MAY NOT REMAIN UNIQUE TO WWAP

      We regard our software as proprietary and underlying technology as proprietary. We seek to protect our proprietary rights through a combination of confidentiality agreements and copyright, patent, trademark and trade secret laws. ActivePoint has three patents that have been awarded protection, and a fourth whose patent application is pending. All of these patents and proposed patents are based in the United States and a patent application on our key patent has been filed in the European Union.

      We have patents and statutory copyrights on our proprietary technology that we believe to be material to our future success. Our patents, however, may be successfully challenged and may not provide us with any competitive advantages. We may also not develop future proprietary products or technologies that are patentable and other parties may have prior claims.

      Patent, trademark and trade secret protection is important to us because developing and marketing new technologies and products is time-consuming and expensive. We may not obtain issued patents or other protection from any future patent applications owned by or licensed to us.

      Our competitive position is also dependent upon un-patented trade secrets. Trade secrets are difficult to protect. Our competitors may independently develop proprietary information and techniques that are substantially equivalent to ours or otherwise gain access to our trade secrets, such as through unauthorized or inadvertent disclosure of our trade secrets.

      Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology substantially equivalent or superseding proprietary technology. Furthermore, any confidentiality agreements between us and our employees may not provide meaningful protection of our proprietary information, in the event of any unauthorized use or disclosure thereof. As a consequence, any legal action that we may bring to protect proprietary information could be expensive and may distract management from day-to-day operations.

WWAP MAY BECOME INVOLVED IN FUTURE LITIGATION, WHICH MAY RESULT IN SUBSTANTIAL EXPENSE AND MAY DIVERT OUR ATTENTION FROM THE IMPLEMENTATION OF OUR BUSINESS STRATEGY

      We believe that the success of our business depends, in part, on obtaining intellectual property protection for our products, defending our intellectual property once obtained and preserving our trade secrets. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our proprietary rights. Any litigation could result in substantial expense and diversion of our attention from our business, and may not adequately protect our intellectual property rights.

      In addition, we may be sued by third parties which claim that our products infringe the intellectual property rights of others. This risk is exacerbated by the fact that the validity and breadth of claims covered in technology patents involve complex legal and factual questions for which important legal principles are unresolved. Any litigation or claims against us, whether valid or not, could result in substantial costs, place a significant strain on our financial resources, divert management resources and harm our reputation. Such claims could result in awards of substantial damages, which could have a significant adverse impact on our results of operations. In addition, intellectual property litigation or claims could force us to the following:

o cease licensing, incorporating or using any of our products that incorporate the challenged intellectual property, which would adversely effect our revenue;
o obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; and
o     redesign our products, which would be costly and time-consuming.

IF WE DO NOT CONTINUE TO INNOVATE AND PROVIDE PRODUCTS AND SERVICES THAT ARE USEFUL TO USERS, WE MAY NOT REMAIN COMPETITIVE, AND OUR REVENUES AND OPERATING RESULTS COULD SUFFER.

      Our success depends on providing products and services that people use for a high quality Internet experience. Our competitors are constantly developing innovations in web search, online advertising and providing information to people. As a result, we must continue to invest significant resources in research and development in order to enhance our web search technology and our existing products and services and introduce new high-quality products and services that people will use. If we are unable to predict user preferences or industry changes, or if we are unable to modify our products and services on a timely basis, we may lose users. Our operating results would also suffer if our innovations are not responsive to the needs of our users are not appropriately timed with market opportunity or are not effectively brought to market. We consider ourselves to be context orientated Natural Language software. However, given that there are those that compare this to search technology, as search technology continues to develop, our competitors may be able to offer search results that are, or that are perceived to be, substantially similar or better than those generated by our services. This may force us to compete on bases in addition to quality of search results and to expend significant resources in order to remain competitive.

      If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

      Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results could be harmed. In the future we may discover areas of our internal controls that need improvement.

SYSTEM FAILURES COULD HARM OUR BUSINESS.

      Our customers are vulnerable to damage or interruption from earthquakes, terrorist attacks, floods, fires, power loss, computer viruses, Internet failures, computer denial of service attacks or other attempts to harm our system, and similar events. Any damage to or failure of the systems of our clients could result in interruptions in our service. Interruptions in our service could reduce our revenues and profits, and our brand could be damaged if people believe our system is unreliable.

MORE INDIVIDUALS ARE USING NON-PC DEVICES TO ACCESS THE INTERNET, AND VERSIONS OF OUR WEB SEARCH TECHNOLOGY DEVELOPED FOR THESE DEVICES MAY NOT BE WIDELY ADOPTED BY USERS OF THESE DEVICES.

      The number of people who access the Internet through devices other than personal computers, including mobile telephones, hand-held calendaring and email assistants, and television set-top devices, has increased dramatically in the past few years. The lower resolution, functionality and memory associated with alternative devices make the use of our products and services through such devices difficult. If we are unable to attract and retain a substantial number of alternative device users to our web search services or if we are slow to develop products and technologies that are more compatible with non-PC communications devices, we will fail to capture a significant share of an increasingly important portion of the market for online services.

RISKS RELATING TO THE DISTRIBUTION

THE DISTRIBUTION OF WWAP SHARES MAY RESULT IN SUBSTANTIAL TAX LIABILITY

      You may be required to pay income tax on the value of your shares of WWAP Common Stock received as a dividend. The dividend will be taxed as ordinary income to the extent of the value of the shares you receive. In addition, you may have to pay taxes on any shares that you receive as a result of the rounding up of fractional shares. You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.

THE DISTRIBUTION MAY CAUSE THE TRADING PRICE OF MOBILEPRO COMMON STOCK TO
DECLINE

      Following the Distribution, Mobilepro expects that its common stock will continue to be listed and traded on the Over The Counter Bulletin Board under the symbol MOBL.OB. A trading market may not develop for the WWAP Shares. As a result of the Distribution, the trading price of Mobilepro common stock immediately following the Distribution may be lower than the trading price of Mobilepro common stock immediately prior to the Distribution.

      Further, the combined trading prices of Mobilepro common stock and the WWAP Shares after the Distribution may be less than the trading price of Mobilepro common stock immediately prior to the Distribution.

SUBSTANTIAL SALES OF WWAP SHARES MAY HAVE AN ADVERSE IMPACT ON THE TRADING PRICE OF THE WWAP COMMON STOCK

      Based on the number of shares of Mobilepro common stock anticipated to be outstanding on the record date, Mobilepro will distribute to Mobilepro stockholders a total of approximately 1,174,993 WWAP shares. Under the United States federal securities laws, substantially all of these shares may be resold immediately in the public market, except for (1) WWAP Shares held by affiliates of WWAP or (2) shares which are issued in respect of restricted shares of Mobilepro common stock. WWAP cannot predict whether stockholders will resell large numbers of WWAP Shares in the public market following the Distribution or how quickly they may resell these WWAP Shares. In addition, WWAP anticipates issuing significant numbers of shares of Common Stock to Cornell Capital Partners, L.P. under the terms of two convertible debentures in the aggregate principal amount of $465,000 and a standby equity distribution agreement for a maximum of $10,000,000, which shares we will be required to register under the United States federal securities laws. If WWAP stockholders sell large numbers of WWAP Shares over a short period of time, or if investors anticipate large sales of WWAP Shares over a short period of time, this could adversely affect the trading price of the WWAP Shares.

THERE HAS NOT BEEN ANY PRIOR TRADING MARKET FOR THE WWAP SHARES AND A TRADING MARKET FOR THE WWAP SHARES MAY NOT DEVELOP

      There is no current trading market for the WWAP Shares, although a when-issued trading market may develop prior to completion of the Distribution. We anticipate that the WWAP Shares will be listed on the Over The Counter Bulletin Board under the proposed symbol WWAP.

      WWAP Shares may not be actively traded or the prices at which the WWAP Shares will trade may be low. Until the WWAP Shares are fully distributed and an orderly market develops, the prices at which the WWAP Shares trade may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue. Prices for WWAP Shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, WWAP's results of operations, what investors think of WWAP and general economic and market conditions. Market fluctuations could have a material adverse impact on the trading price of the WWAP Shares.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      Information included in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

      This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Our Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                                 USE OF PROCEEDS

      Mobilepro will receive no proceeds from the distribution of securities in this Distribution, however, may receive proceeds from the sale of the 261,110 shares after the Distribution.

                               SELLING STOCKHOLDER

      This prospectus also relates to the resale of 261,110 shares of WWAP common stock not being distributed by the selling stockholder, Mobilepro.

      The following table provides certain information concerning the resale of shares of common stock by the selling stockholder and assumes that all shares offered by the selling stockholder will be sold. WWAP will not receive any proceeds from the resale of the common stock by the selling stockholders.

                                        Common Stock
                       ----------------------------------------------

                            Beneficially         Number Beneficially
                        Owned Before Offering    Owned After Offering
                       -----------------------   --------------------
Selling Stockholder        Number        %        Number           %
-------------------        ------        -        ------          --
Mobilepro, Inc           1,436,103      5.5%      783,329 (1)     3%

(1) Upon completion of the Distribution. Includes the 522,219 shares (2%) of Common Stock held by Lighthouse not being registered pursuant to this offering.

      The selling stockholder may from time to time offer any or all of its shares in one or more of the following transactions (which may include block transactions):

o     in the over-the-counter market;

o     in negotiated transactions other than in such markets;

o     by pledge to secure debts and other obligations;

o     in any combination of any of the above transactions.

      The selling stockholder may sell its shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholder may sell its shares directly to purchasers or to or through broker-dealers, which may act as agents or principals.

The selling stockholder may compensate broker-dealers in the form of commissions, discounts or selling concessions. The broker-dealers may also receive compensation from any purchaser of the shares for whom the broker-dealers acts as agent or to whom it sells as a principal.

      The selling stockholder may also resell all or a portion of its shares in open market transactions in reliance on Rule 144 under the Securities Act, as long as they meet the criteria and comply with the requirements of that rule.

      The selling stockholder has advised WWAP that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares, and WWAP does not intend to enter into any arrangement with any underwriter or coordinating broker-dealer with respect to sales of the shares by the selling stockholder.

      The selling stockholder and any broker-dealers that participate in the distribution of their shares may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

      The selling shareholder will be required to comply with the prospectus delivery requirements of the Securities Act and applicable provisions of and regulations under the Exchange Act that may limit the timing of sales of shares.

      WWAP is required to pay all costs, expenses and fees incident to the registration of the shares, excluding fees and disbursements of counsel to the selling stockholders, and the selling stockholders are required to pay any brokerage commissions or similar selling expenses incurred by them in connection with the sales of their shares.

      As used in this prospectus, "selling stockholder" includes donees, pledges, transferees or other successors-in-interest who are selling shares they received after the date of this prospectus from a selling stockholder named in this prospectus as a gift, pledge, partnership distribution or other nonsale-related transfer.

      Upon being notified by a selling stockholder that the selling stockholder has entered into a material arrangement with a broker-dealer for the sale of the selling stockholder's shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required by Rule 424(b) under the Securities Act, disclosing certain information about the arrangement and the sale of the shares involved. In addition, upon being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file an appropriate supplement to this prospectus.

                                THE DISTRIBUTION

INTRODUCTION

      On [DATE TO BE INSERTED], 2004, Mobilepro's Board of Directors declared a distribution payable to the holders of record of outstanding Mobilepro common stock at the close of business on the Record Date. Mobilepro will distribute to Mobilepro stockholders an aggregate of 1,174,993 WWAP Shares. Accordingly, the Distribution be made pro-rata to Mobilepro shareholders on the Record Date. We currently anticipate that the Distribution will be effected near the effective date of the registration statement.

      Mobilepro and Lighthouse, its affiliate, currently own 7.5% of the issued and outstanding Common Stock of WWAP, on a fully diluted basis. As a result of the Distribution, 4.5% of the issued and outstanding shares of Common Stock will be distributed to Mobilepro stockholders. Immediately following the effectiveness of this registration statement by the SEC, WWAP will be a public company and upon completion of the Distribution, Mobilepro and its affiliate Lighthouse will continue to own an aggregate of 3% of the WWAP capital stock on a fully diluted basis. . The WWAP shares will be distributed by book entry. Instead of stock certificates, each Mobilepro stockholder that is a record holder of Mobilepro shares will receive a statement of such stockholder's book entry account for the WWAP Shares distributed to such stockholder. Account statements reflecting ownership of the WWAP Shares will be mailed shortly after the Distribution Date. WWAP Shares should be credited to accounts with stockbrokers, banks or nominees of Mobilepro stockholders that are not record holders after the effective date of the distribution.

REASONS FOR THE DISTRIBUTION

      The board of directors and management of Mobilepro believe that the Distribution is in the best interests of Mobilepro and Mobilepro stockholders. Mobilepro believes that the Distribution will enhance value for Mobilepro stockholders and give WWAP the financial and operational flexibility to take advantage of potential growth opportunities.

      Mobilepro's board of directors and management believe that the Distribution will enhance the ability of each of WWAP and Mobilepro to focus on strategic initiatives and new business opportunities.

MANNER OF EFFECTING THE DISTRIBUTION

      The Distribution will be made pro-rata to the Mobilepro shareholders. An aggregate of 1,174,993 WWAP Shares will be distributed to Mobilepro stockholders regardless of the number of shares of Mobilepro common stock outstanding as of the Record Date. Immediately following the Distribution, Mobilepro (and through Lighthouse) will own 3% of the issued and outstanding WWAP Shares.

      The WWAP Shares will be fully paid and non-assessable and the holders thereof will not be entitled to preemptive rights. See Description of Securities beginning on page 20.

      Mobilepro will use a book entry system to distribute the WWAP Shares in the Distribution. Following the Distribution, each record holder of Mobilepro stock on the Record Date will receive from the Distribution Agent a statement of the WWAP Shares credited to the stockholder's account. If you are not a record holder of Mobilepro stock because your shares are held on your behalf by your stockbroker or other nominee, your WWAP shares should be credited to your account with your stockbroker or nominee after the effective date of the registration statement. After the Distribution, stockholders may request stock certificates from WWAP's transfer agent instead of participating in the book entry system.

      No fractional WWAP Shares will be issued. If you own a fractional share of Mobilepro common stock as of the Record Date you will receive the next higher or lower whole number of WWAP Shares in the Distribution

      No Mobilepro stockholder will be required to pay any cash or other consideration for the WWAP Shares received in the Distribution, or to surrender or exchange Mobilepro shares in order to receive WWAP Shares. The Distribution will not affect the number of, or the rights attaching to, outstanding Mobilepro shares. No vote of Mobilepro stockholders is required or sought in connection with the Distribution, and Mobilepro stockholders will have no appraisal rights in connection with the Distribution.

      In order to receive WWAP Shares in the Distribution, Mobilepro stockholders must be stockholders at the close of business on the Record Date.

RESULTS OF THE DISTRIBUTION

      Upon this registration statement being declared effective by the SEC, WWAP will be a public company. Upon completion of the Distribution, WWAP expects to have approximately 5,400 holders of record of WWAP Shares, and 26,110,970 WWAP Shares outstanding, regardless of the number of stockholders of record and outstanding Mobilepro shares as of the Record Date. The Distribution will not affect the number of outstanding Mobilepro shares or any rights of Mobilepro stockholders.

LISTING AND TRADING OF THE WWAP SHARES

      Neither WWAP nor Mobilepro makes recommendations on the purchase, retention or sale of shares of Mobilepro common stock or WWAP Shares. You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor.

      If you do decide to purchase or sell any Mobilepro or WWAP shares, you should make sure your stockbroker, bank or other nominee understands whether you want to purchase or sell Mobilepro common stock or WWAP Shares, or both. The following information may be helpful in discussions with your stockbroker, bank or other nominee.

      There is not currently a public market for the WWAP Shares, although a when-issued market may develop prior to completion of the Distribution. When-issued trading refers to a transaction made conditionally because the security has been authorized but is not yet issued or available. Even though when-issued trading may develop, none of these trades would settle prior to the effective date of the Distribution, and if the Distribution does not occur, all when-issued trading will be null and void. On the first trading day following the date of the Distribution, when-issued trading in respect of WWAP Shares will end and regular-way trading will begin. Regular-way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of a transaction. We anticipate that the WWAP Shares will trade on the Over the Counter Bulletin Board under the proposed symbol WWAP.

      The WWAP Shares distributed to Mobilepro stockholders will be freely transferable, except for (1) WWAP Shares received by persons who may be deemed to be affiliates of WWAP under the Securities Act of 1933, as amended (the Securities Act), and (2) WWAP Shares received by persons who hold restricted shares of Mobilepro common stock. Persons who may be deemed to be affiliates of WWAP after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with WWAP and may include certain directors, officers and significant stockholders of WWAP. Persons who are affiliates of WWAP will be permitted to sell their WWAP Shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and the provisions of Rule 144 thereunder.

      There can be no assurance as to whether the WWAP Shares will be actively traded or as to the prices at which the WWAP Shares will trade. Until the WWAP Shares are fully distributed and an orderly market develops, the prices at which the WWAP Shares trade may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue. Prices for WWAP Shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, WWAP's results of operations, what investors think of WWAP and general economic and market conditions.

      Following the Distribution, Mobilepro expects that its common stock will continue to be listed and traded on the Over The Counter Bulletin Board under the symbol WWAP. As a result of the Distribution, the trading price of Mobilepro common stock immediately following the Distribution may be lower than the trading price of Mobilepro common stock immediately prior to the Distribution.

      Even though Mobilepro is currently a publicly held company, there can be no assurance as to whether an active trading market for Mobilepro common stock will be maintained after the Distribution or as to the prices at which the Mobilepro common stock will trade. Mobilepro stockholders may sell their Mobilepro common stock following the Distribution. These and other factors may delay or hinder the return to an orderly trading market in the Mobilepro common stock following the Distribution. Whether an active trading market for Mobilepro common stock will be maintained after the Distribution and the prices for Mobilepro common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, Mobilepro's results of operations, what investors think of Mobilepro and its industries, changes in economic conditions in its industries and general economic and market conditions.

      In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations could have a material adverse impact on the trading price of the WWAP Shares and/or Mobilepro common stock.

               FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

      The following discussion summarizes the material U.S. federal income tax consequences resulting from the Distribution. This discussion is based upon the U.S. federal income tax laws and regulations now in effect and as currently interpreted by courts or the Internal Revenue Service and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively.

      The following summary is for general information only and may not be applicable to stockholders who received their shares of Mobilepro stock pursuant to an employee benefit plan or who are not citizens or residents of the United States or who are otherwise subject to special treatment under the Code. Each stockholder's individual circumstances may affect the tax consequences of the Distribution to such stockholder. In addition, no information is provided with respect to tax consequences under any applicable foreign, state or local laws. Consequently, each Mobilepro stockholder is advised to consult his own tax advisor as to the specific tax consequences of the Distribution and the affect of possible changes in tax laws.

      This Distribution does not qualify as a tax-free distribution under
Section 355 of the Code. The corporate-level tax would be based upon the excess of the fair market value of the WWAP Shares on the Distribution Date, over Mobilepro's adjusted tax basis for such shares on such date. Each Mobilepro stockholder who receives WWAP Shares in the Distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of such shares on the Distribution Date. Stockholders which are corporations may be subject to additional special provisions dealing with taxable distributions, such as the dividends received deduction and the extraordinary dividend rules.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO YOU, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

       RELATIONSHIP BETWEEN MOBILEPRO AND WWAP FOLLOWING THE DISTRIBUTION

      For purposes of governing certain of the ongoing relationships between Mobilepro and WWAP after the Distribution and to provide for an orderly transition to the status of two independent companies, Mobilepro and WWAP have entered or will enter into the Administrative Services Agreement described in this section.

      Prior to the Distribution, WWAP entered into a business development agreement with Mobilepro. This agreement will state that Mobilepro will provide WWAP services in such areas as product and service development, customer growth and other areas where WWAP may need transitional assistance and support. The agreement will extend for an eighteen (18) month term and may be renewed on a month-to-month basis, but may be terminated earlier upon thirty (30) days notice. Upon completion of the Distribution, Mobilepro will still be obligated to carry out it services pursuant to the business development agreement.

                                LEGAL PROCEEDINGS

      ActivePoint is involved in litigation with Onn Tavor, ActivePoint's former chief executive officer. In March 2004, Mr. Tavor filed a lawsuit in the Regional Labor Court of Tel-Aviv against ActivePoint for damages in the amount of approximately U.S. $225,000 alleging that ActivePoint owed him unpaid salary, severance pay and social benefits. Mr. Tavor was granted a temporary attachment over ActivePoint's bank accounts, real property and software programs, but not over funds owed to ActivePoint from its customers. In June 2004, ActivePoint filed a counter-claim against Mr. Tavor alleging negligence which resulted in a loss of approximately U.S. $900,000.00. Subsequent settlement proposals between Mr. Tavor and the Company were rejected by Mr. Tavor and in July 2004, the attachment was expanded to include ActivePoint's intellectual property. On November 1, 2004, after further settlement proposals were rejected, Mr. Tavor field a claim in the Tel Aviv District Court to liquidate ActivePoint on the grounds that ActivePoint was insolvent and could not pay Mr. Tavor's claim. ActivePoint is of the opinion that the filing of this motion was done solely to put pressure on it to settle the litigation and that there is no merit to the filing of this motion for a number of reasons. First, counsel to ActivePoint in Israel believes that in ruling on a motion of this type, the court must determine that the debt is indisputable however, based on the ongoing litigation, the debt is still in dispute. Second, ActivePoint believes that Mr. Tavor's claim, coupled with all other liabilities of ActivePoint, do not exceed the value of its assets. Counsel to ActivePoint in Israel is of the opinion that plaintiff's motion to liquidate has no legal basis. Although WWAP and ActivePoint believe its defenses to both actions by Mr. Tavor are meritorious, there can be no assurances as to the outcome of this lawsuit. Furthermore, an adverse judgment or settlement may have a material adverse affect on ActivePoint and WWAP.

                                WWAP'S MANAGEMENT

      WWAP initially intends to have a board of directors that will consist of two directors listed below is certain information concerning individuals who are expected to serve as directors and executive officers of WWAP and ActivePoint following the Distribution.

                                      WWAP

       NAME                 AGE               POSITION

Ofer Moshe                  52                President & Treasurer & Director

Stephen Dumbrell            57                Director

                                   ACTIVEPOINT

       NAME                 AGE               POSITION

Ofer Moshe                  52                CEO & Director

Stephen Dumbrell            57                Director

Vadim Shevchenko            40                Chief Architect & Project Manager

Evgeniy Zusmanov            42                Chief Scientist

Rhona Morris                40                Operations and Application Manager

Raz Zaibert                 37                Design Expert

Alexey Pavlovitz            25                Internet Expert

Kristina Abramov            24                Application & Logic Programmer

Moshe Ofer. Mr. Ofer became President and Treasurer of WWAP in July 2004 and has been CEO of Activepoint since November 2003. Mr. Ofer was appointed to the Boards of Directors by Michel Harvey pursuant to the terms of the Stockholder's Agreement (see "Certain Relationships and Related Transactions" Prior to joining ActivePoint, Ofer was Manager of the Banking Division at Getronics Ltd from 2001 to 2004 and VP sales and Marketing at Deltasys from 1999 to 2001. Mr. Ofer is the cousin of Mr. Harvey, WWAP's largest stockholder.

Stephen Dumbrell. Mr. Dumbrell was appointed to the Board of Directors of WWAP in July 2004 and ActivePoint in December 2001. Mr. Dumbrell was appointed to the Boards of Directors by Topschutter Holdings B.V. pursuant to the terms of the Stockholder's Agreement (see "Certain Relationships and Related Transactions"). Heis employed full time by Pearlglobe Limited, a company which he formed in 1993 to provide management and business consultancy and project management services. In this capacity, he is frequently required to serve on the Board of Directors of client companies and/or their associates and is currently a director of a number of European and United States based companies, all of which are privately owned and registered in the UK. In addition to directorships arising from his services provided by Pearlglobe Limited, Stephen is the owner and Managing Director of Petersfield Instruments Limited, a UK company established in the early 1980s to source and supply specialized electronic and other industrial components. He is also Director of a small UK contracting company in which he has an interest and which supplies contract labor to the electronics and engineering sector.

Vadim Shevchenko, Chief Architect & Project Manager. Mr Shevchenko has 14 years of experience in Internet and communication technologies as well as real time programming. Mr. Shevchenko has been employed with ActivePoint since January 1998.

Dr. Evgeniy Zusmanov, Chief Scientist. Dr. Zuzmanov has 13 years of programming experienceDr. Zusmanov has worked for ActivePoint since October 1998. Prior to joining ActivePoint, Evgeniy worked as a Researcher for the

Institute of Semiconductor Physics at the Ukraine Academy of Sciences where he was responsible for developing algorithms for the analysis and computer simulation of magnetic resonance spectra.

Rhona Morris, Operations and Application Manager. Ms. Morris has over 14 years experience in Business Development in Canada, the US and Israel. She has been with ActivePoint since June 2000 and leads its customer knowledge analysis and the linguistic application design.

Raz Zaibert, Design Expert. Mr. Zaibert is experienced with advanced web graphic design and commercial design. Mr. Zaibert has been working with ActivePoint since September 2000 and is part of the development team dealing with the fast loading YourRep graphics. Prior to joining ActivePoint, he worked at Print Express, a publishing house.

Alexey Pavlovitz, Internet Expert. Mr. Pavlovitz has been with ActivePoint since February 2000 and has provided work and research in the areas of web protocols and programming, as well as the latest browsers technology. Prior to this, he worked at Daronnet, an Internet company.

Kristina Abramov, Application & Logic programmer. Ms. Abramov is the technical liaison of the Application Department of ActivePoint. Kristina has been with ActivePoint since April 2001. Prior to this, she worked at Liat Eden Advocates, LLB as an information systems expert.

DIRECTOR'S COMPENSATION

      Neither WWAP nor ActivePoint have paid any cash compensation to our directors for their service on the Board of Directors; nor have either made any commitments with respect to the payment of future cash compensation for such services.

EXECUTIVE COMPENSATION

      The following table and discussion sets forth information with respect to all compensation earned by or paid by ActivePoint to our President and Chief Executive Officer, Moshe Ofer, and our most highly compensated executive officers other than the CEO, for all services rendered in all capacities to us for each of the last two (2) fiscal years. No disclosure has been named for any executive officer, other than Mr. Ofer, whose total annual salary and bonus does not exceed $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                       Long Term Compensation
                                                  Annual Compensation                    Awards      Payouts

                                                              Other                                               All
                                                              Annual                                             Other
                                                              Compen-     Restricted                  LTIP       Compen-
       Name and Principal            Salary        Bonus      sation     Stock Award(s) Options/     Payouts     sation
                 Position   Year        ($)         ($)         ($)           ($)         SARs         ($)         ($)
Moshe Ofer, President/CEO   2001        -0-
                            2002        -0-         -0-         -0-           -0-          -0-         -0-         -0-
                            2003     $1,500         -0-         -0-           -0-          -0-         -0-         -0-
                Onn Tavor   2001    $42,147         -0-         -0-           -0-          -0-         -0-         -0-
                            2002    $52,332
                            2003        -0-         -0-         -0-           -0-          -0-         -0-     $66,390

SALARY TO MR. OFER

      The Board of Directors of WWAP has approved a salary to Mr. Ofer of $125,000 per year, together with an annual bonus of up to $115,000 based on WWAP's performance. Payment of the salary shall commence upon the first of the following events to occur: (1) WWAP's registering the shares to be issued to Cornell Capital Partners, L.P. pursuant to that certain Standby Equity Distribution Agreement or (2) the sale of a majority of WWAP's capital stock or substantially all of its assets for an aggregate purchase price of no less than $5,000,000. In October 2004 Mr. Ofer also received 500,000 shares of common stock. We have not obtained any key man life insurance on any of our executive officers.

EMPLOYMENT AGREEMENTS

      All employees of WWAP and ActivePoint, with the exception of Mr. Ofer, have written employment agreements. These agreements provide that the employee shall not, for a period of eighteen (18) months from the date of termination of employment, will not engage in any other work or own any business that competes with ActivePoint. The agreements further provide that the employees will not cause any employee of ActivePoint to leave ActivePoint.

2004 LONG-TERM EQUITY COMPENSATION PLAN

      In November, 2004, our board of directors adopted and our shareholders have approved a long-term incentive plan (the "2004 Long-Term Equity Compensation Plan") in order to optimize our profitability and growth through incentives which are consistent with our goals and which link the interests of select employees, directors and consultants with those of our shareholders. We believe the plan also promotes teamwork and provides employees, directors and consultants with an incentive to strive for excellence.

      The plan provides for the granting of non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights ("SARs"), restricted stock and restricted stock unit awards, performance shares and other cash or share-based awards. The maximum number of shares of common stock that may be issued in connection with awards under the plan is 2,000,000. In the event of any merger, reorganization, recapitalization, stock split, stock dividend, or other change in corporate structure that affects our common stock, an adjustment may be made to the (a) maximum number of shares available for grants under the plan and/or kind of shares that may be delivered under the plan, (b) the individual award limits under the plan and (c) number, kind and/or price of shares subject to outstanding awards granted under the plan, by the board of directors of WWAP, to prevent dilution or enlargement of rights. Shares of stock covered by an award under the plan that is cancelled, expired, forfeited or settled in cash will again be available for issuance in connection with future grants of awards under the plan. As of the date of this prospectus, no awards have been made under the plan.

      Our board of directors has broad authority to administer the plan, including the authority to determine when and to whom awards will be made, determine the type and size of awards, determine the terms and conditions of awards, construe and interpret the plan and award agreements, establish rates and resolutions for the plan's administration, and amend outstanding awards. Generally, the plan is open to directors, employees and consultants who are selected by the board of directors.

      STOCK OPTIONS. Options granted under the plan may be "incentive stock options," as defined in Section 422 of the Code, or "nonqualified stock options" which are stock options that do not qualify as incentive stock options. An incentive stock option must expire within ten years from the date it is granted (five years in the case of options granted to holders of more than 10% of the total combined voting power of all classes of our stock and the stock of our subsidiaries). The exercise price of an incentive stock option must be at least equal to the fair market value on the date such incentive stock option is granted (110% of fair market value in the case of options granted to holders of more than 10% of the total combined voting power of all classes of our stock). The exercise price of a non-qualified stock option must be at least equal to the fair market value of the shares on the date such option is granted. Subject to such restrictions as the Compensation Committee may impose, the exercise price of options granted under the plan may be paid (i) in cash or its equivalent,
(ii) by delivery, or attesting to the ownership, of previously-acquired shares of our common stock, (iii) pursuant to a cashless exercise program, (iv) by such other methods as the compensation committee may permit or (v) by any combination of (i), (ii), (iii) and (iv). As of the date of this prospectus, no non-qualified stock options had been granted under the plan.

      SARS. The board of directors may grant a SAR in connection with all or any portion of an option grant as well as independent of any option grant. A SAR entitles the participant to receive the amount by which the fair market value of a specified number of shares on the exercise dates exceeds an exercise price established by the committee. The excess amount will be payable in common stock, in cash, or in a combination of shares and cash.

      RESTRICTED STOCK. Restricted Stock Units and Performance Shares. These awards may be granted in such amounts and subject to such terms and conditions as determined by the board of directors. Holders of restricted stock may generally exercise full voting rights and may be credited with regular dividends paid with respect to the underlying shares while they are so held; however, stock dividends or other non-cash distributions made with respect to restricted stock awards generally will be subject to the same restrictions as the restricted stock award. Generally, after the last day of the applicable period of restriction, the shares become freely transferable. As of the date of this prospectus, 68,832 restricted shares have been granted under the plan.

      Restricted stock units and performance shares are conditional grants of a right to receive a specified number of shares of common stock or an equivalent amount of cash (or a combination of shares and cash) if certain conditions are met. Each restricted stock unit and performance share must have an initial value equal to the fair market value of a share on the date of grant. Restricted stock units may have conditions relating to continued service or employment only or continued employment or service and attainment of performance goals, as determined by the Compensation Committee. Performance shares may be granted based on a performance period of one or more years or other periods, as determined by the Compensation Committee.

      The board of directors must determine the performance objectives for grants of performance shares and the range of the number of shares to be paid to an employee if the relevant measure of performance is met within the performance period. Recipients of restricted stock units and performance shares may receive dividend equivalents with respect to their awards.

      OTHER AWARDS. Subject to the terms of the plan, the board of directors may grant other awards such as deferred share, share or cash awards based on attainment of performance or other goals or shares in lieu of cash under other incentive or bonus programs. Payment under such awards may be made in such manner and at such times as the board of directors may determine.

      Except as otherwise provided in a participant's award agreement, upon the occurrence of a change in control of WWAP, all outstanding stock options and SARs become immediately exercisable, any restriction imposed on restricted stock, restricted stock units, performance shares or other awards will lapse, and any performance shares or other awards with performance-related vesting conditions will be deemed earned at the target level (or if no target level is specified, the maximum level). Unless a participant's award agreement provides otherwise, if a participant's employment or service terminates following a change in control, any of the participant's stock options or SARs that were outstanding on the date of the change in control and that were vested as of the date of termination of employment or service will remain exercisable for a period ending not before the earlier of the first anniversary of the termination of the participant's employment or service or the expiration of the stated term of the award.

      The 2004 Long-Term Equity Compensation Plan may be amended, suspended or terminated at any time by our board of directors, provided that no amendment that requires shareholder approval in order for the plan to comply with any applicable stock exchange listing standards or securities laws will be effective unless the requisite shareholder approval is obtained, and no amendment or termination may be made without approval of a participant to the extent the amendment or termination materially adversely affects the participant's outstanding awards.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth, as of December 1, 2004, information with respect to the beneficial ownership of our common stock by (i) persons known by us to beneficially own more than five percent of the outstanding shares, (ii) the directors, (iii) the executive officers and (iv) all directors and executive officers as a group.

-----------------------------------------------------------------------------------------
                             Common Stock                   Common Stock
                             Beneficially                   Beneficially
                             Owned Before      Percentage   Owned After        Percentage
         Name                Distribution      Ownership    Distribution (4)    Ownership
         ----                ------------      ---------    ----------------    ---------
-----------------------------------------------------------------------------------------
Ofer Moshe                     5,000,000 (1)     19.15%       5,000,000           19.15%
-----------------------------------------------------------------------------------------
Stephen Dumbrell                     -0-           -0-              -0-             -0-
-----------------------------------------------------------------------------------------
Topschutter Holdings B.V.      7,233,334 (2)     27.94%       7,233,334           27.94%
-----------------------------------------------------------------------------------------
Michel Harvey(3)              10,625,560 (3)     40.69%      10,625,560           40.69%%
-----------------------------------------------------------------------------------------
Mobilepro, Inc                 1,958,323 (5)       7.5%         783,329 (5)           3%
-----------------------------------------------------------------------------------------
All directors and
executive officers as          5,000,000         19.15%       5,000,000           19.15%
a group (2 persons)
-----------------------------------------------------------------------------------------

(1) Includes 4,500,000 shares of Common Stock issuable upon conversion of 450,000 shares of Class A Convertible Preferred Stock which Harry Farnesby Ltd has agreed to transfer to Ofer Moshe or a trust designated by him.

(2) Consisting of 61, 308 shares of Common Stock and an additional 7,233,345 shares of Common Stock issuable upon conversion of the 723,334 shares of Class A Convertible Preferred Stock held by Topschutter.

(3) Consisting of 10,625,557 shares of Common Stock issuable upon conversion of the 1,062,555 shares of Class A Convertible Preferred Stock. Although Harry Farnesby is the record owner of the shares, Michel Harvey claims beneficial ownership of such shares as the sole shareholder of Harry Farnesby. Michel Harvey disclaims ownership of 4,500,000 shares of Common Stock issuable upon conversion of 450,000 shares of Class A Convertible Preferred Stock which he has agreed to transfer to Ofer Moshe.

(4) Pursuant to the financing transactions with Cornell Capital Partners, L.P. as described in "Certain Relationships and Related Transactions", Cornell has the right to convert any amounts due to it pursuant to the Debentures into shares of Common Stock. Cornell will also be issued additional shares under the Standby Equity Distribution Agreement. Since the conversion ratio and pricing for the shares to be issued under the Debentures and the Standby Equity Distribution Agreement are based on the market price of the Common Stock, and since

WWAP's stock has yet to be traded, WWAP is unable to estimate the number of shares that Cornell beneficially owns.

(5) Includes the 522,219 shares held by Lighthouse. Mobilepro and Lighthouse are affiliates of each other based on the following relationship: Mr. Jay Wright and Mr. Kurt Gordon, the only two (2) shareholders of Lighthouse and are also the President/Chief Executive Officer and Chief Financial Officer of Mobilepro respectively. Messrs. Wright and Gordon own 4.6% of the issued and outstanding common stock of Mobilepro.

                            DESCRIPTION OF SECURITIES

      Pursuant to WWAP's certificate of incorporation, as amended, we are authorized to issue 100,000,000,000 shares of Common Stock, par value $0.01 per share and 10,000,000 shares of Preferred Stock of which 3,000,000 shares have been designated as Class A Convertible Preferred Stock (the "Class A Preferred Stock"). Below is a description of WWAP's outstanding securities, including Common Stock and Series A Preferred Stock.

COMMON STOCK

      Each holder of our Common Stock is entitled to one vote for each share held of record. Holders of our Class A Common Stock have no preemptive, subscription, conversion, or redemption rights. Upon liquidation, dissolution or winding-up, the holders of Common Stock are entitled to receive our net assets pro rata. Each holder of Common Stock is entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. We have not paid any dividends on our Common Stock and do not contemplate doing so in the foreseeable future. We anticipate that any earnings generated from operations will be used to finance our growth. As of December 1, 2004, there are 11 record holders of Common Stock and WWAP had 26,110,970 shares of Common Stock outstanding, on a fully diluted basis after converting the 2,337,500 issued and outstanding shares of Class A Preferred Stock.

CLASS A PREFERRED STOCK

      The Class A Preferred Stock has a liquidation preference over the holders of the common stock, the amount equal to the greater of (i) the issue price of the Class A Preferred Stock plus accrued and unpaid interest on the issue price at a rate of 3% commencing on the date of payment of the Class A Preferred Stock issue price or (ii) the pro-rata distribution on the Common Stock had a holder of the Class A Preferred Stock converted his/her/its Class A Preferred Stock prior to a liquidation, dissolution or winding up of the Corporation (appropriately adjusted for any stock split or stock combination of the Class A Preferred Stock) for each share of Class A Preferred Stock then held by them and, in addition, in each case an amount equal to all cumulated and unpaid dividends on the Class A Preferred. Each share of Class A Preferred Stock is convertible into ten (10) shares of Common Stock and the holder of each share of Class A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Class A Preferred could be converted. Each share of Class A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate upon
(i) this registration statement being declared effective by the SEC and (ii) the quotation of the Corporation's securities on the Over-the-Counter Bulletin Board or the listing of the Corporation's securities on a securities exchange. Holders of Class A Preferred Stock are entitled to protective provisions, including the right to approve the creation of any class of stock that ranks superior to the Class A Preferred Stock.

TRANSFER AGENT

      WWAP'S transfer agent is Liberty Transfer Co. whose offices are at 274B New York Avenue, Huntington, New York 11743.

                                  OUR BUSINESS

OVERVIEW

      WWAP's business is the development and sale of the TA4U software that (i) enhances the natural language search method used by many search engines by allowing users to navigate through websites more efficiently in order to locate the desired information and (ii) provides WWAP's customers with the ability to compile a database of information relating to products that the customer's users may look for but which are not provided by the customer. This information will allow the customer to better evaluate what products or services to provide to its users. The user reports afford the retailer/service provider with the ability to immediately be aware of changing demand and/or customer preferences. Unlike many search engines, the TA4U natural language capability can understand the context of a sentence and will not provide answers based on unrelated words.

      WWAP's management believes that the Software can also provide a solution that will reduce the number and length of calls to a customer service representative should reduce the cost of operating service centers.

      The TA4U system can be used for many different businesses and is not limited to any specific industry. WWAP's first customer for the "TA4U" product is a furniture manufacturer and retail operator in the United Kingdom. The services will be provided within specific departments found on the website. The agreement shall terminate on September 30, 2007 but it may be terminated by either party on six
(6) months notice.

OUR VISION

      We intend to become a leader in advanced tools for easy interaction (e.g., Virtual Sales/Service representative) with computer systems such as Customer Sales Relationship Management (CRM - Sales) systems, Internet web sites, kiosks and other networks.

THE COMPANY'S MISSION:

      o To increase the service level and consequently the revenues and productivity of our customers by improving CEM (Customer Experience Management). WWAP provides enhanced software solutions that create smart, friendly and simple to use shopping advisers / service representatives and CRM (help desk) systems.
      o Provide our Internet, Kiosks and CRM customers with enhanced, real-time, natural language based information reports that are reflective of the needs and requests of their users from the web site / kiosk / network users.
      o Produce our products at the highest possible quality and technical sophistication.
      o     Provide the best possible service for our customers.
      o Provide a system that is highly advanced in several dimensions: technical, application and business wise as a marketing differentiator to our customers.

THE PRODUCT

      The TA4U encourages users to interact with the system as they have the ability to either "communicate" with the system by telling it their needs in natural language text or by answering guided system questions. The TA4U will, like a trained representative, try to find the best possible product or service to match each request. The system will then present the product(s) using different techniques such as product comparisons in order to help the customer make the best personal decision. WWAP also has the right to market and sell the TA4U chat system which connects users via a chat system to a live operator. This is a stand-alone product which connects to the TA4U Virtual Sales Advisor solution.

      Due to its interactive functionality, our TA4U system is able to provide detailed marketing information and statistics by generating custom reports based on users' demands, requests and choices. This detailed and interesting information allows operators to understand their customers' needs and requests in real-time, thereby enabling them to provide products and services that match the demand. As Precision Marketing has indicated, customer data is being catapulted to the top of the boardroom agenda, according to a report by data accuracy group QAS.

      WWAP recognizes that there are industries where users have specific knowledge of what they need, such as books or computer components and therefore our products may not provide added value to a user. The TA4U is especially beneficial in assisting where users who aren't quite sure what they are looking for or are unsure about the information/questions that they must ask so as to make the correct decisions on the products/services that will best suit their needs.

PATENTS

      ActivePoint has obtained three (3) patents with respect to its products, and has applied for a fourth patent. The patents are all based in the United States. ActivePoint has also applied for patent protection in Europe. Furthermore, since ActivePoint did receive funds from the office of the Israel Chief Scientist, ActivePoint is obligated to keep the IT development in Israel until these funds are repaid. The following patents protect the Software:

1.    TITLE: Virtual Sales Representative
      PATENT NUMBER: 09/109,726
      ABSTRACT:
      A method for enabling users of the Internet to interact with an interactive sales representative system for providing sales guidance. The system offers the user products, services, or ideas based on parameters collected from the user. The system guides the customer to retrieve the desired products. If the system does not have a product matched to the customer requests, it will generate a alternatives, which such alternatives are the closest to the customer requests. The system will execute various sales tools and techniques to help and assist the customer to purchase a product. By guiding the customer to the target product, the system will shorten the search cycle for the customer as well as find products better-matched to what the customer is looking for. The system will provide market advisory services and suggestions and recommendations. The system adds graphics, animation, 3D, movie clips, voice and other effects to make the session enjoyable for the customer. The system is capable of executing various tools and techniques to improve its sales capabilities and bring better sales results.

2.    TITLE: Internet Credit Card Security
      PATENT NUMBER: 09/200,719
      ABSTRACT:
      A method for transmitting credit card numbers in a secure manner through an electronic medium such as the Internet. Credit card numbers typically consist of a string of 10-20 digits, with the exact number of digits depending upon the provider of the credit card. The security is provided by transmitting the credit card number in a plurality of different transmissions, each transmission containing at least one digit of the credit card number, but fewer than all of the digits of the credit card number. Preferably, the user selects the number of digits from the credit card number to send with each transmission. Thus, the entire credit card number can only be determined by receiving all of the transmissions from the user, thereby significantly increasing the difficulty of intercepting the credit card number.

3.    TITLE: Automatic Virtual Negotiations
      PATENT NUMBER: 09/317,956
      ABSTRACT:
      A method for conducting "one to one" commercial negotiations through an electronic medium such as the Internet. The negotiation process consists of sending persuasive texts to the user through the system, including discounts given by the system and responses to price offers of the user. The user can send a natural language query to the system which can (i) express the user's desire to purchase or not purchase a product or (ii) offer a suggested price or an opinion about the product. The system will then offer the product for a specific price which may be decreased as negotiations continue. Based on the user's input and the negotiations, the system may accept the offer or, after one or more unacceptably low inputs from the user, may alternatively end the process of negotiation. The system will negotiate on many more parameters than simply the price itself.

4.    TITLE: Comparison in natural language
      PATENT NUMBER: Not assigned yet
      PARTS OF ABSTRACT:
      A method and apparatus for performing a concise and meaningful comparison between an unlimited amount of products while presenting the user with a natural language response. The apparatus is encapsulated as a stand-alone web server application and does not require the use of an external third party tools and can be used by any web site with no need for a significant change in the structure or the backbone technology deployed by said web site. Many shoppers may find themselves facing great difficulty when it comes to making a decision between two or more products of the same kind, with nearly identical features and this program will offer customers different facts to facilitate in making a decision.

COLLABORATION AGREEMENT

      Pursuant to the Collaboration Agreement between WWAP and ActivePoint, ActivePoint granted an exclusive and perpetual license to WWAP to use its patents, however, the laws of Israel put certain restrictions on such use. These restrictions require that the Office of the Chief Scientist must first be repaid all monies loaned to ActivePoint under the initial funding for the development of its technology. In consideration for the license granted under the Collaboration Agreement, WWAP will pay to ActivePoint a royalty of 65% out of all proceeds received by WWAP from all Licensed Products sold, licensed, leased or otherwise disposed of, and of all services performed with respect to the products licensed under this agreement.

INDUSTRY ANALYSIS

      WWAP desires to benefit from opportunities presented by the expansion of e-commerce, CRM and Kiosks and specifically the inter-connectivity that defines these markets. WWAP believes that e-commerce, Kiosk and CRM providers can use and benefit from our system and services. WWAP's initial focus will be e-commerce.

E-COMMERCE AND COMMERCIAL WEB SITES, KIOSKS AND CRM ON THE RISE

      Due to the intangible nature of the Internet, a precise estimate is not available for the amounts being spent online. However, market study research reports posted on e-commerceinfocenter.comshow that revenues in 2005 in the United States and worldwide from business to consumer e-commerce are likely to surpass USD $133 billion.

      Until recently, the programs for most Internet, Kiosks and CRM systems have generally been menu driven operations where the user is guided to the perceived information by having to make choices from long lists of data. While operators of websites may know where and for what their online users have been searching, they have very little knowledge of what their users are looking for but not finding unless purchases are made because no convenient tool exists that can provide this information. The TA4U system encourages the User to ask questions in natural language and the TA4U reporting tool gathers these queries and presents them to the client.

CRM/CEM INDUSTRY

      Hewson Group CRM Market Research assesses the total CRM market size in 2003 to be $8.8bn, as opposed to $7.4 billion in 2001.

      The mid-market for CRM, which is WWAP's intended focus extends at the low end from companies with about 30 employees to companies with approximately 2000-3000 employees at the higher end of the market. The mid-market also includes some departments or divisions of large companies. The demands of those businesses for IT infrastructure and applications will vary greatly according to size, sector and geography.

      Hewson Group believes that a major challenge is for businesses to better understand their customer's behaviors and expectations. Hewson Group contends that CEM is a large obstacle of CRM, and that while companies have focused on CRM, they have largely overlooked the area of maximum leverage on the customer's experience. As a result, companies often fail to understand the customer perspective. WWAP's reporting capabilities can help with this need.

OPEN COMPETITIVE ENVIRONMENT

      One characteristic of our market is that despite some of the larger search engines, such as Google and Yahoo, no company dominates our target market. Furthermore, due to the nature of the Internet and e-commerce, geographical borders are not important

      Some examples of companies with the closest technical and/or business solutions to our niches are: ATG (Art Technology Group), Broadvision Inc, Net Perceptions,Inc., Kana,Inc., Verity, Inc., 2004 Egain Communications, Siebel Systems,Inc., VirtuOz and 2003 Celebros. The CRM Market is defined, for example, by companies or their products such as Blexel Virtual Assistant by Blexel,ltd., Absolute Live Support by 2004 Xigla Software Ltd., Banter Solutions from Banter, , eGain Live from 2004 Egain Communications, Live2support, and Amdocs' ClarifyCRM.

      Most of these companies are not direct competitors of WWAP. The most direct competitors are Verity, Inc., 2003 Celebros and Virutoz (a French company). We believe that no single competitor provides our services. We envision cooperation with some competitors because we can provide added value to their existing product range. The companies that provide sales/service adviser solutions generally provide only passive natural language solutions and, therefore, cannot match our system, which includes many other elements. Additionally, our setup tools help provide for a relatively quicker system setup time.

      WWAP's application specific natural language context engine capabilities are extremely advanced compared to many other currently available search engines. Our advantages include:

ADVANTAGES OVER COMPETITION:

      o     Product     A superior technology that helps customers to easily
                        find the required information. As opposed to today's search engines that cannot respond to context related questions, WWAP's application specific natural language engines are capable of understanding the nuances of the language and the specific request. For example, searching for a cable to connect a keyboard to a laptop via common known search engines will result in laptops, keyboards or laptop keyboards. WWAP's systems can understand the request and will provide the cable that can connect the keyboard to the laptop.

      o     Patent      Patent protected.

      o     Know how    aAccumulated knowledge on the industry.

      o     Statistics  Customers' requests produce statistical data and reports that provide in-depth information about. Users. This type and depth of information cannot be acquired from traditional surfing/interactions on systems because current-day reporting derived from classical tracking only allows our customers to see where their customers have been but not what they want. WWAP's natural language interface provides an ability to better measure what users are looking for.

MARKET

MARKET DESCRIPTION - TARGET MARKET

      WWAP's initial target market was commercial Internet activity. We believe that our product can be utilized in its present format for other market segments, such as CRM providers and Kiosks.

      According to a study by COMSCORE MEDIA METRIX of The Online Publishers Association (OPA) in its 2003 Paid Online Content U.S. Market Spending Report, consumer spending for online content in the U.S. grew to nearly $1.6 billion in 2003, an increase of 18.8 percent over 2002.

      Research by Jupiter Research has shown that even when items are not actually purchased online, the Internet plays a valuable role in assisting in making a purchase. According to Jupiter Research, the influence of online research assisting in offline purchases (i.e. purchases made in retail stores) continues to grow, so that by 2008 nearly 30 percent of all offline purchases will have been influenced by research done online.

      We envision global growth of commercial web sites and online services. Site operators want users to undergo a positive experience in which the required services and products can be easily found. WWAP's anticipates that its typical customer is either an e-commerce operation or a conventional business with a web site (a web site used to provide information and not direct sales. Both operations need to know who are the people that surf through their web site. Our customers and potential customers have advised us that they want more information about their users.

      Our enhanced natural language contextual engines will be useful and cost efficient to our customers. A call center is a central place where customer and other telephone calls are handled by an organization, usually with some amount of computer automation. Assisted service involves making company representatives available to customers real-time as they visit a web site. However, assisted service, although reducing the need for phone calls and long email discussions, still involves labor cost. The TA4U system, being an online, automatic system, should reduce the number of users transferred over to online assistance and therefore should reduce associated labor costs. The system is also available twenty-four hours a day.

      According to Gartner, Inc., a research and analysis company,, more than 5 million small to midsize enterprises are in Europe and the majority of those have yet to deploy a CRM solution. Increasingly, sales and customer service professionals at these organizations, as well as those in divisions of larger companies or those with geographically distributed operations, must support global operations or do business with customers in diverse local markets. Integrated CRM support is useful regardless of where or how they conduct business.

LIMITATIONS OF TODAY'S SELF-SERVICE APPLICATIONS

      Self-service applications are those Internet-based ERM applications, which allow customers to find information and execute the self service/purchase process by themselves via the Internet. Some self-service applications available today include e-commerce solutions, automated email response systems, search engines, and personalization tools. In fact, these solutions may hinder the sales/self-service process by interacting poorly with customers, consuming customers' valuable time, and providing NON real-time responses.

E-COMMERCE SOLUTIONS

      E-commerce solutions are designed to provide customers with the means to order and pay for products via the web, without the intervention of a sales representative. A sample of companies offering these solutions include Broadvision Inc., CommerceOne Operations, Inc., Intershop Communications, Microsoft, Netscape, Kana Inc. and 2003 Celebros.

      E-commerce solutions are more convenient and effective when customers know exactly what they are looking for. However, they were not designed to perform functions that typify a salesperson such as to help a customer identify products that would best suit their needs and consequently, they are less effective at selling when customers are uncertain about what to buy. According to Forrester Research, nearly 96.5% of online shopping browsers do not ultimately make any purchases.

PERSONALIZATION APPLICATIONS

      Some Internet commerce ERM/CEM solutions have begun to focus on personalized service to improve customer satisfaction. Examples of these solutions are personalized marketing, marketing automation and customer profiling. Companies active in providing personalization solutions include Art Technology Group, Inc., Broadvision Inc., NetPerceptions, Kana Inc., and Vignette Corporation. According to their company websites we do see that they are providing these solutions

      Personalized solutions can be effective in reducing the amount of time that the customer spends searching for items. Today's personalized service applications are inherently static and consequently, they cannot take advantage of customers' varied interests and changing needs to increase sales.

PHONE-BASED WEB-ENABLED CALL CENTERS

      These applications allow customers to access a company representative via a push-to-talk button on the Internet site. Some of the key vendors offering these applications are Acuity, Business Evolution, eFusion, Silknet, SMART, and Webline. These applications are labor intensive as they must utilize well-informed personnel, who may not be available at all hours of the day.

CHAT-BASED WEB-ENABLED CALL CENTERS

      These applications allow customers to access a company representative via text-based chat. Some vendors that do offer these applications (e.g. Boldchat, Live2Support, Liveperson). These applications are labor intensive as they must utilize a large number of well-informed personnel, who may not be available at all hours of the day.

PRODUCT DEVELOPMENT

      In order to limit the work required by WWAP for each application sold to a customer, WWAP intends to prepare "industry application databases" for each major market segment. The set up time for each company specific application will be reduced as we draw upon existing, market pertinent and readily available natural language wording, and abbreviations. An example of this would be the Cable Finder system that and electronics distributor is testing. The base knowledge incorporated within the system can be transferred to other applications within the same field. We intend that the next industry to be incorporated will be mobile phones.

      The product for CEM interaction is intended to be one a series of products designed for commercial users. Another product under consideration is would be statistical data analysis based on the huge amount of data that can be collected from our systems.

MARKETING

      WWAP plans to market the Software in the United Kingdom through a newly formed, wholly owned subsidiary, WWAP UK and to market the software directly in the United States. WWAP intends to hire sales people in the United States and the United Kingdom. We intend to hire a public relations agency to promote our product and estimate that the cost of hiring such an agency will be between $5,000 and US$7,000 per month. We also envision that these public relations efforts will help the Company find strategic partners to assist in marketing the software.

BUSINESS DEVELOPMENT AGREEMENTS

      Pursuant to the financing agreements with Cornell Capital Partners, L.P., WWAP entered into Business Development Agreements with Mobilepro and Lighthouse. Pursuant to the agreements, Mobilepro and Lighthouse are providing WWAP with business consulting services, including, but not limited to assisting WWAP with identifying customers, product development and overall services designed to improve the business of WWAP. As consideration for the services provided by these agreements, WWAP issued Mobilepro its 1,436,103 shares and Lighthouse its 522,219. WWAP intends to register the shares issued to Lighthouse at the same time it registers the shares to be issued to Cornell pursuant to the financing agreements.

EMPLOYEES

      As of December 1, 2004, WWAP did not have any employees except for Moshe Ofer, our President and Treasurer. ActivePoint has 7 full time employees in Israel, including Mr. Ofer. These consist of 5 technical employees and 2 administrative employees.

                                   PROPERTIES

      Our principal office at 270 Madison Avenue in New York is being occupied on a month to month basis at no charge. Our principal operations are conducted in Israel at 20 Gibroei Israel, Poleg Industrial Area, Netanya Our monthly rent in Israel is US$900 per month plus a tax of approximately $150 per month. We lease this property on a month-to-month basis.

           MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
                            AND RESULTS OF OPERATIONS

      You should read the following discussion in conjunction with our audited financial statements and related notes included elsewhere in this information statement. WWAP's fiscal year currently ends on December 31, and each of our fiscal quarters ends on the final day of a calendar quarter (each March 31, June 30 and September 30). The following discussion contains forward-looking statements. (See Risk Factors and Forward-Looking Statements for a discussion of uncertainties, risks and assumptions associated with these statements)

BACKGROUND OF INCORPORATION OF WWAP

      WWAP was incorporated in July 2004 to market the technology of ActivePoint. ActivePoint was incorporated in Israel in 1997 and received loans under an incubator program sponsored by the office of the Chief Scientist of Israel to encourage research and development. As of December 31, 2003, ActiePoint had an obligation to repay approximately $258,000 thru royalties from the net sales of software developed under the incubator program. Since its participation in the incubator program ended, ActivPoint has been principally financed by its two principal shareholders - Topschutter Holdings B.V. and Mr. Michel Harvey.

      ActivePoint's initial concept was to develop a web based virtual sales advisor that would provide its customer's users the same type of guidance and service that is received when a customer enters an actual store. ActivePoint spent 5 years developing the technology which includes the ability to build systems utilizing neural network programming, a negotiation engine offering alternative choices engines, fast and easy download with no plug ins and context related natural language ability.

      ActivePoint has tried marketing its technology only since 2002. Prospective customers were presented with technology to serve as a web based virtual sales agent to increase sales over the web. The technology, fixed cost and high monthly fees discouraged sales.

      After hiring Moshe Ofer in November 2003, management concluded that internet e-commerce had been steadily increasing despite the lack of virtual salespersons and that the TA4U software would have to be re-defined to provide additional added value. Management concluded that investment in internet technology for websites had subsided and thus many companies were reluctant to undertake additional purchases of unproven software or applications programs.

      Management reached several conclusions regarding its products. First, the TA4U software encourages users to interact with the system via its highly developed context orientated natural language engines that respond in dialogue fashion. Therefore the TA4U solution not only directs users to products that best suit their needs but can also provide website operators with the ability to see what their customers would like to see but are unable to find on the website. Market research could be provided for which customers would generally have to pay to outside market research companies. Second, the TA4U solutions could reduce a customer's need for live operators and reduce fixed costs.

RESULTS OF OPERATIONS FOR THE INTERIM PERIOD THROUGH SEPTEMBER 30, 2004 AS COMPARED WITH THE INTERIM PERIOD THROUGH SEPTEMBER 30, 2003

      The revenues generated for the nine months ended September 30, 2004 and September 30, 2003 were $0 and $22,873 respectively, a decrease of 100%. This decrease in sales for the nine month period is attributable to ActivePoint's management change and product re-definition. New management and a redefined product may increase the sales of the TA4U systems. Management also plans to allocate more financial and operational resources towards the sales and marketing of the products.

      Total operating expenses decreased, from $352,183 for the nine months ended September 30, 2003 to $332,548 for the nine months ended September 30, 2004, a decrease of $19,635, or (5.6%). Specific line items that reflect the change in total operating expenses for the nine months ended September 30, 2004, include an increase in general and administrative expenses of $103,820 due to the finalizing of the financing agreements, an increase in research and development costs of $831, and a decrease in selling expenses of $124,286.

      The loss from operations for the nine months ended September 30, 2004 was $332,548 compared to $352,183 for the nine months ended September 30, 2003, a decrease of 5.6%.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003 AS COMPARED WITH THE YEAR ENDED DECEMBER 31, 2002

      The revenues generated for the twelve months ended December 31, 2003 and December 31, 2002 were $31,590 and $22,874 respectively, an increase of 38.1%. The increase in sales for the twelve month period is attributable to WWAP starting marketing in the UK. However, only minimal resources have been available for the sales and marketing of the TA4U system.

      Total operating expenses increased, from $314,907 for the twelve months ended December 31, 2002 to $499,018 for the twelve months ended December 31, 2003, an increase of $184,111, or 58%. Specific line items that reflect the increase in total operating expenses for the twelve months ended December 31, 2003, include increase in general and administrative expenses of $510,500, increase in research and development costs of $28,644, and increase in selling expenses of $144,967.

      The loss from operations for the twelve months ended December 31, 2003 was $467,428 compared to $292,033 for the twelve months ended December 31, 2002, an increase of 60%.

LIQUIDITY AND CAPITAL RESOURCES

      WWAP has incurred substantial losses, and will require financing for working capital to meet its operating obligations. We anticipate that we will require financing on an ongoing basis for the foreseeable future. The report of our independent accountants that accompanies our audited financial statements states that as a result of WWAP's limited revenues and retained deficit raise substantial doubt about the Company's ability to continue as a going coFncern.

      We intend to sell shares of WWAP's common stock immediately following the completion of the distribution, through our equity line of credit agreement with Cornell Capital Partners, L.P. ("Cornell") in order to generate capital necessary to sustain and grow our operations. Our plan is to utilize these funds to concentrate on marketing and sales activities and to find appropriate sales channels that will distribute our product. In 2005, we plan to hire 3-5 employees for our research and development department and our application work. We also plan on initiating quality assurance activities

      During the past year, research and development has focused on reducing the time to market of each application. Significant inroads have been made and the installation process has been shortened. Until recently, each application had to be inputted manually. The initial part of the process is not done automatically. However, management does believe that more investment will have to be made in this area, particularly in market segmentation for the natural language search engines.

      In August 2004, the Company entered into a financing agreement with Cornell. As part of this transaction, ActivePoint has issued two convertible debentures to Cornell for USD$390,000 and USD$75,000 respectively (the "Debentures"). Cornell is obligated to issue an additional $425,000 to WWAP within five (5) days of the filing of this registration statement.

      The Debentures for the aggregate of USD$500,000 are convertible into shares of Common Stock any time after the Company is publicly traded at a price equal to either (1) an amount equal to one hundred twenty percent (120%) of the opening bid price of the Common Stock on the first day of trading (the Fixed Price) or (b) an amount equal to eighty percent (80%) of the lowest daily Volume Weighted Average Price (as reported by Bloomberg)("VWAP") of the Common Stock for the five (5) trading days immediately preceding the Conversion Date, Redemption Date or the Conversion Redemption Date, at the Investor's option. This convertible debenture has a term of two years, and bears interest at a rate of 5% per year with all accrued interest due at the expiration of the term. At our option these debentures may be paid in cash or redeemed at a redemption price that shall be set at 120% of the face value of the convertible plus accrued interest. (See Certain Relationships and Related Transactions.

      The Debenture for USD$390,000 is convertible into shares of Common Stock any time after the Company's Common Stock is publicly traded at a price equal to one hundred percent (100%) of the lowest VWAP of the Common Stock for the five days immediately preceding the Conversion Date. This Debenture has a term of two years, and bears interest at a rate of 5% per year with all accrued interest due at the expiration of the Debenture term. At our option this debenture may be redeemed as follows: We have the right to redeem this Convertible Debenture at 100% of face value within one week of the first trading day at a price equal to the lowest VWAP of the first five trading days. The Company shall have the right to redeem all or part of the convertible debenture in cash at 100% of the face value until the 90th day after the first day of trading. After the 90th day after the first day of trading the Company shall have the right to redeem the Convertible with (30) thirty business days advance notice, any or all-outstanding Convertible remaining in its sole discretion. The redemption price shall be 120% of the face amount redeemed plus accrued interest. (See Certain Relationships and Related Transactions)

      In August 2004, WWAP also entered into an Equity Line of Credit Agreement with Cornell. Under this agreement, WWAP may issue and sell to Cornell Common Stock for a total purchase price of up to US$10.0 million for a twenty-four (24) month period after an effective registration of the shares. WWAP will be able to commence drawing down on the Equity Line of Credit when the sale of the Common Stock is registered with the Securities and Exchange Commission and the authorization for quotation on the National Association of Securities Dealers Over the Counter Bulletin Board. (See Certain Relationships and Related Transactions). The funds received from the transactions with Cornell will be used for general working capital and improve the software and increase market awareness of the TA4U software.

      On August 26, 2004, WWAP entered into a Placement Agent Agreement with Newbridge Securities Corporation ("Newbridge"). Newbridge shall act as the exclusive placement agent with respect to the securities issued pursuant to the Standby Equity Distribution Agreement. As compensation for its services as placement agent, the Company will pay Newbridge a few of Ten Thousand Dollars ($10,000), payable by the issuance of shares of WWAP's Common Stock based on the market price of WWAP's Common Stock after the commencement of trading. Newbridge shall be entitled to "piggy-back" registration rights, which shall be triggered upon the registration of any shares issued to Cornell.

      Other than the financing agreements with Cornell, the Company has no other significant sources of working capital or cash commitments, However, no assurance can be given that WWAP will raise sufficient funds from the Cornell financing arrangements or that WWAP will ever produce sufficient revenues to sustain its operations, or that a market will develop for its common stock for which most of WWAP's financing is dependent on.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On October 4, 2004, pursuant to the terms of an exchange agreement, approximately 94% of the stockholders of ActivePoint exchanged their shares of stock of Activepoint for a proportionate amount of shares of WWAP common stock. As a result, Activepoint is an approximately 94% subsidiary of WWAP. Furthermore, pursuant to the exchange agreement, WWAP also agreed to assume certain loans made by principal shareholders of Activepoint to Activepoint.

      On August 26, 2004, WWAP entered into a Standby Equity Distribution Agreement with Cornell. Under this agreement, WWAP may issue and sell to Cornell Capital Partners Common Stock for a total purchase price of up to $10.0 million. The purchase price for the shares will be equal to 97% of the market price, which is defined as the lowest closing bid price of the Common Stock during the five trading days following the notice date. A cash fee equal to four percent (4%) of the cash proceeds of the draw down is also payable at the time of funding. To date, WWAP has not drawn down on the Standby Equity Distribution Agreement. Other than the Standby Equity Distribution Agreement, no other financing agreement is currently available to WWAP.

      On August 26, 2004, WWAP entered into a Securities Purchase Agreement with Cornell. Under this agreement, Cornell may purchase from WWAP up to $500,000 of secured convertible debentures. The Debentures are convertible into shares of Common Stock and Cornell has been given registration rights with respect to the shares issuable upon conversion of the Debentures. Cornell has purchased $75,000 worth of Debentures, and is obligated to purchase the remaining $425,000 within five (5) days of the filing of this registration statement. The Debentures are due (2) years from the date of issuance and accrue interest at a rate of 5% per annum. Cornell is entitled, at its option, to convert, and sell on the same day, at any time and from time to time subject to certain restrictions, until payment in full of the Debentures, all or any part of the principal amount of the Debenture, plus accrued interest, into shares of WWAP's Common Stock.

      On August 26, 2004, and pursuant to the financing agreements with Cornell, WWAP entered into the Business Development Agreements with Mobilepro and Lighthouse. Mobilepro and Lighthouse are obligated to provide certain business consulting services, including, but not limited to assisting WWAP with identifying customers, product development and overall services designed to improve the business of WWAP. As consideration for the services provided by these agreements, WWAP issued Mobilepro 1,436,103 shares of WWAP of which 1,174,993 shares are being distributed pursuant to this Registration Statement and 522,219 shares were issued to Lighthouse. WWAP intends to register the shares issued to Lighthouse at the same time it registers the shares to be issued to Cornell.

PURSUANT TO THE EXCHANGE AGREEMENT, WWAP ASSUMED THE OBLIGATIONS OF ACTIVEPOINT UNDER CERTAIN LOANS MADE TO ACTIVEPOINT BY ITS PRINCIPAL STOCKHOLDERS. THE AGGREGATE PRINCIPAL AMOUNT OF THESE LOANS IS $255,000.

      Certain stockholders of WWAP are parties to a Stockholders' Agreement with WWAP. This agreement imposes certain restrictions on the stockholders, including restrictions on transferability. Pursuant to the Stockholders' Agreement, TopSchutter Holdings B.V. and/or Harry Farnesby, provided that each owns at least 5% of the outstanding Common Stock of WWAP on a fully-diluted basis, shall have the right to designate a member to the board of directors of WWAP.

                         SHARES ELIGIBLE FOR FUTURE SALE

      All of the shares issued in the Distribution will be freely tradable without restriction or further registration under the Securities Act by persons other than our "affiliates."

      The remaining shares of Common Stock outstanding held by WWAP shareholders will be "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. In general, under Rule 144 a person (or persons whose shares are aggregated), including any person who may be deemed our affiliate, is entitled to sell within any three-month period a number of restricted securities that does not exceed the greater of 1% of the then outstanding shares of common stock and the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding each such sale, provided that at least one year has elapsed since such shares were acquired from us or any affiliate of ours and certain manner of sale, notice requirements and requirements as to availability of current public information about us are satisfied. Any person who is deemed to be our affiliate must comply with the provisions of Rule 144 (other than the one year holding period requirement) in order to sell shares of common stock which are not restricted securities (such as shares acquired by affiliates either in the offering or through purchases in the open market following the offering). In addition, under Rule 144(k) a person who is not our affiliate and who has not been our affiliate at any time during the 90 days preceding any sale is entitled to sell such shares without regard to the foregoing limitations, provided that at least two years have elapsed since the shares were acquired from us or any affiliate of ours.

      Following the completion of this offering, WWAP intends to file one or more registration statements relating to the shares of Common Stock that are will be issued in connection with the financing transactions with Cornell and additional shares of Common Stock held by current shareholders, the amount of which is not known at this time. We also may file one or more registration statements on Form S-8 under the Securities Act to register common stock issued or reserved for issuance under the 2004 Long Term Equity Compensation Plan. Any such Form S-8 registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above. We expect that the Registration Statement on Form S-8 will cover 2,000,000 shares and options.

      No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time. The sale of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common stock.

                                     EXPERTS

      The financial statements appearing in this Prospectus and Registration Statement have been audited by Reuveni Hartuv, Tepper & Co., an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the WWAP's ability to continue as a going concern and are included in reliance upon such report and upon the authority of such Firms as experts in accounting and auditing.

                                  LEGAL MATTERS

      McLaughlin & Stern, LLP, 260 Madison Avenue, New York, NY 100016, counsel to WWAP, Inc., has rendered an opinion that the common stock of WWAP to be distributed to the stockholders of Mobilepro is legally issued, fully paid and nonassessable under Delaware law.

                       WHERE YOU CAN FIND MORE INFORMATION

      WWAP has filed with the Securities and Exchange Commission the Registration Statement under the Exchange Act, with respect to the WWAP Common Stock. This document does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this document as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. The Registration Statement and the exhibits thereto filed by WWAP with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information can be obtained by mail from the Public Reference Branch of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's website is http://www.sec.gov. WWAP is required to comply with the reporting requirements of the Exchange Act and to file with the Commission reports, proxy statements and other information as required by the Exchange Act. Additionally, WWAP is required to provide annual reports containing audited financial statements to its stockholders in connection with its annual meetings of stockholders. These reports, proxy statements and other information will be available to be inspected and copied at the public reference facilities of the Commission or obtained by mail or over the Internet from the Commission, as described above.

                    INDEX TO CONSOLIDTAED FINANCAL STATEMENTS

                                   WWAP, INC.

CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2004:                 PAGE

   Consolidated Balance Sheets (Unaudited) as of September 30,
      2004 and 2003.                                                        F-2

   Consolidated Statements of Operations (Unaudited) for the nine
      months ended September 30, 2004 and 2003.                             F-3

   Statement of Shareholders Equity (deficit) for the year ended
      December 31, 2003 and 2002, and for the period ended
      September 30, 2004 (Unaudited).                                       F-4

   Consolidated Statements of Cash Flows (Unaudited) for the nine
      months ended September 30, 2004 and 2003.                             F-5

   Notes to the Consolidated Financial Statements (Unaudited).             F6-F8

1  CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                     F-9

CONSOLIDATED FINANCIAL STATEMENTS:

   Consolidated Balance Sheets as of December 31, 2003 and 2002.           F-10

   Consolidated Statements of Operations for the year ended December 31,
      2003 and 2002 and for the period from December 8, 1997 (inception)
      to December 31, 2003.                                                F-11

   Statement of Shareholders' Equity (deficit) for year ended
      December 31, 2003 and 2002.                                          F-12

   Consolidated Statements of Cash Flows for the year ended December 31,
      2003 and 2002 and for the period from December 8, 1997 (inception)
      to December 31, 2003.                                                F-13

   Notes to the Consolidated Financial Statements                        F14-F20

                            WWAP, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                    CONSOLIDATED BALANCE SHEETS (IN DOLLARS)

                                                          SEPTEMBER 30,
                                                          -------------
                                                     2 0 0 4        2 0 0 3
                                                     -------        -------
                                                    UNAUDITED      UNAUDITED

ASSETS

CURRENT ASSETS
   Cash and cash equivalents                       $       875    $    74,731
   Restricted cash                                       5,342             --
   Other current assets                                 17,207          2,472
                                                   -----------    -----------
   Total current assets                                 23,424         77,203
                                                   -----------    -----------

EQUIPMENT
   Cost                                                 31,775         31,775
   Less - accumulated depreciation                     (26,777)       (24,043)
                                                   -----------    -----------
   Equipment, net                                        4,998          7,732
                                                   -----------    -----------
                                                   $    28,422    $    84,935
                                                   ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
   Short-term bank debt                            $     1,358    $        --
   Trade accounts payable                                  783         34,714
   Other current liabilities                           176,691         25,699
                                                   -----------    -----------
   Total current liabilities                           178,832         60,413
                                                   -----------    -----------

LONG-TERM LIABILITIES
   Subordinated long-term loan from shareholders       276,400        276,400
   Liability for severance pay, net                     22,921         19,116
                                                   -----------    -----------
   Total long-term liabilities                         299,321        295,516
                                                   -----------    -----------

COMMITMENTS AND CONTINGENT LIABILITIES

SHAREHOLDERS'  (DEFICIT) EQUITY
   Preferred shares, $0.01 par value;
   10,000,000 shares authorized;
   2,337,500 issued and outstanding                     23,375         23,375

   Ordinary shares, $0.01 par value;
   100,000,000 shares authorized;
   277,647 issued and outstanding                        2,776          2,776
   Additional paid-in capital                        1,495,812      1,202,835

Deficit accumulated during the development stage    (1,971,694)    (1,499,980)
                                                   -----------    -----------
   Total shareholders' equity (deficit)               (449,731)      (270,994)
                                                   -----------    -----------
                                                   $    28,422    $    84,935
                                                   ===========    ===========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                            WWAP INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    NINE MONTHS ENDED
                                                      SEPTEMBER 30,
                                                      -------------
                                                 2 0 0 3         2 0 0 4
                                                 -------         -------
                                                UNAUDITED       UNAUDITED

Income:                                       $     22,873    $         --

Operating costs and expenses:

Research and Development expenses                  134,236         135,067

Marketing expenses, Net                            149,947          25,661

General and Administrative expenses                 68,000         171,820

                                              ------------    ------------
Total expenses                                     352,153         332,548

   Loss before financing expenses, net             329,310         332,548

Financing expenses, Net                              2,243           1,144
                                              ------------    ------------
       Loss before taxation                        331,553         333,692

   Taxation                                             --              --
                                              ------------    ------------
       Net loss                               $    331,553    $    333,692
                                              ============    ============

   Basic loss per share:                      $      (0.01)   $      (0.01)
                                              ============    ============

   Weighted average number of shares
       outstanding                              23,652,647      23,652,647
                                              ============    ============


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                            WWAP INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                        STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                               DEFICIT
                                        NUMBER OF SHARES                                     ACCUMULATED
                                                   SERIES A                   ADDITIONAL     DURING THE
                                     ORDINARY     PREFERRED       SHARE         PAID-IN      DEVELOPMENT
                                      SHARES        SHARES       CAPITAL        CAPITAL         STAGE          TOTAL
                                   -----------   -----------   -----------    -----------    -----------    -----------
Shares issuance form December 8,
1997 ended December 31, 2001           277,647     2,337,500   $    26,151    $   801,175    $        --    $   827,326

Net loss for the period form
December 8, 1997 ended December
31, 2001                                                                --             --       (872,838)      (872,838)
                                   -----------   -----------   -----------    -----------    -----------    -----------

Balance - December 31, 2001            277,647     2,337,500        26,151        801,175       (872,838)       (45,512)
Shares issuance in 2002                                                 --        131,660             --        131,660

Net loss for the year                                                   --             --       (295,589)      (295,589)
                                   -----------   -----------   -----------    -----------    -----------    -----------

Balance - December 31, 2002            277,647     2,337,500        26,151        932,845     (1,168,427)      (209,441)
Shares issuance in 2003                                                 --        320,000             --        320,000

Net loss for the year                                                   --             --       (469,575)      (469,575)
                                   -----------   -----------   -----------    -----------    -----------    -----------
Balance - December 31, 2003            277,647     2,337,500        26,151      1,252,835     (1,638,002)      (359,016)

Shares issuance in 2004                                                 --        242,977             --        242,977

Net loss for the period                                                 --             --       (333,692)      (333,692)
                                   -----------   -----------   -----------    -----------    -----------    -----------

Balance - September 30, 2004           277,647     2,337,500   $    26,151    $ 1,495,812    $(1,971,694)   $  (449,731)
                                   ===========   ===========   ===========    ===========    ===========    ===========


               The accompanying notes are an integral part of the
                        consolidated financial statements

                            WWAP INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                            -------------
                                                        2 0 0 3      2 0 0 4
                                                        -------      -------
                                                       UNAUDITED    UNAUDITED

CASH FLOWS - OPERATING ACTIVITIES
   Net loss for the period                             $(331,553)   $(333,692)
   Adjustments to reconcile net loss to net
   cash used in operating activities:
   Items not involving cash flows:
   Depreciation                                            3,260        1,858
   Increase (decrease) in liability for severance
   pay, net                                               14,647        4,176

   Changes in operating assets and liabilities:
   Decrease (Increase) in other current assets             3,114      (13,874)
   Increase (decrease) in trade accounts payable          31,570          (59)
   Increase (decrease) in other current liabilities       (9,424)      75,741
                                                       ---------    ---------
     Net cash used in operating activities              (288,386)    (265,850)

CASH FLOWS - INVESTING ACTIVITIES
   Purchase of equipment                                      --           --
                                                       ---------    ---------
      Net cash used in investing activities                   --           --
                                                       ---------    ---------

CASH FLOWS - FINANCING ACTIVITIES
   Increase in Restricted cash                                --       (5,342)
   Increase in short-term bank debt, net                      --        1,358
   Proceeds from issuance of long-term debt                   --           --
   Issuance of shares, net                               270,000      242,977
                                                       ---------    ---------
      Net cash provided by financing activities          270,000      238,993
                                                       ---------    ---------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS         (18,386)     (26,857)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD           93,117       27,732
                                                       ---------    ---------
CASH AND CASH EQUIVALENTS - END OF PERIOD              $  74,731    $     875
                                                       =========    =========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

NOTE 1 - DESCRIPTION OF BUSINESS AND GENERAL

      A. DESCRIPTION OF BUSINESS

      (1) On July 22, 2004, WWAP Inc. ("the Company") a Delaware corporation acquired 94.6% of the issued and outstanding common stock of ActivePoint Ltd. in exchange for 2,615,147 common shares of WWAP Inc. At the time of the 2004 acquisition, WWAP Inc had no significant assets or operation.

            ActivePoint Ltd is accounted for as the acquiring party and the surviving accounting entity because the former stockholders of ActivePoint Ltd received an amount of voting shares which constitutes an effective controlling interest in the combined corporation. The shares issued by WWAP Inc pursuant to the 2004 acquisition have been accounted for as if those shares had been issued upon the organization of ActivePoint Ltd. The outstanding capital stock of WWAP Inc immediately prior to the 2004 acquisition has been accounted for as shares issued by ActivePoint Ltd. to effect the reverse acquisition.

            Because ActivePoint Ltd. is the accounting survivor, the financial statements presented for all periods are those of ActivePoint Ltd. All inter -company accounts and transactions are eliminated on consolidation. All financial statements are in the currency of the United States Dollar.

            The outstanding common stock of 2,615,147 common shares at the time of the 2003 acquisition was held principally by officers of the combined corporation.

      (2) The financial statements have prepared on a going concern basis, which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. As shown in the accompanying financial Statements. The company has a working capital deficit of $70,727 and a stockholders' deficit of $359,016 at December 31, 2003. And has funded operations since inception through equity and debt financing. As a result substantial doubt exists about the company's ability to continue to fund future operations using its existing resources.

      (3) The Company is engaged in research and development, marketing and selling of software that enables network sales.

      (4) The Company established a subsidiary, ActivePoint Ltd. ("the Subsidiary") to provide the Company with services relating to the Company's product. The minority interest (5.4%) was not reflected in the accounts since the subsidiary had a shareholders' deficit and the minority had no guarantee for the shareholders' deficit.

B. RISK FACTORS

            The Company has a limited operating history and faces a number of risks, including uncertainties regarding demand and market acceptance of the Company's products, dependence on a single product line, the effects of technological change, competition and the development of new products. Additionally, other risk factors exist such as the ability to manage growth, loss of key personnel and the effect of planned expansion of operations on the future results of the Company.

            The Company has funded operating losses and negative cash flows since inception through the issuance of equity and debt financing.

            The Company anticipates that it will continue to incur significant operating costs and losses in connection with the development of its product and with increased marketing efforts. In addition, the Company has limited revenues from its operations and is therefore dependent on outside financing and on the continuing support of its investors.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

            The significant accounting policies applied in the annual financial statements of the Company as of December 31, 2003, are applied consistently in these financial statements.

NOTE 3: - UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

            The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ended December 31, 2004.

NOTE 4: - SIGNIFICANT EVENTS DURING THE REPORTED PERIOD

            (1) On August 26, 2004, WWAP entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP ("Cornell").

                  Under this agreement, WWAP may issue and sell to Cornell Capital Partners Common Stock for a total purchase price of up to $10.0 million. Subject to certain conditions, WWAP will be entitled to commence drawing down on the Equity Line of Credit when the sale of the Common Stock under the Equity Line of Credit is registered with the Securities and Exchange Commission and for two years thereafter. The purchase price for the shares will be equal to 97% of the market price, which is defined as the lowest closing bid price of the Common Stock during the five trading days following the notice date. A cash fee equal to four percent (4%) of the cash proceeds of the draw down is also payable at the time of funding. To date, WWAP has not drawn down on the Standby Equity Distribution Agreement. Other than the Standby Equity Distribution Agreement, no other financing agreement is currently available to WWAP.

            (2) On August 26, 2004, WWAP entered into a Securities Purchase Agreement with Cornell. Under this agreement, Cornell may purchase from WWAP up to $500,000 of secured convertible debentures (the "Debentures"). The Debentures are convertible into shares of Common Stock pursuant to the terms of the Debenture and Cornell has been given registration rights with respect to the shares issuable upon conversion of the Debentures. As of the date hereof, Cornell has purchased $75,000 worth of Debentures, and is obligated to purchase the remaining $425,000 within five (5) days of the filing of this registration statement.

            (3) On August 26, 2004, and pursuant to the financing agreements with Cornell, WWAP entered into Business Development Agreements with Mobilepro and Lighthouse Advisors, Inc. ("Lighthouse"). Pursuant to the agreements, Mobilepro and Lighthouse are obligated to provide certain business consulting services, including, but not limited to assisting WWAP with identifying customers, product development and overall services designed to improve the business of WWAP. As consideration for the services provided by these agreements, WWAP issued Mobilepro 1,436,103 shares of WWAP of which 1,174,994 shares are being distributed pursuant to a proposed registration statement and 522,219 shares were issued to Lighthouse. WWAP intends to register the shares issued to Lighthouse at the same time it registers the shares to be issued to Cornell.

            (4) ActivePoint Ltd. is currently involved in litigation with Onn Tavor, ActivePoint's former chief executive officer. In March 2004, Mr. Tavor filed a lawsuit in the Regional Labor Court of Tel-Aviv against ActivePoint for damages in the amount of approximately U.S. $225,000 alleging that ActivePoint owed him unpaid salary, severance pay and social benefits. Mr. Tavor was granted a temporary attachment over ActivePoint's bank accounts, real property and software programs, but not over funds owed to ActivePoint by its customers. In June 2004, ActivePoint filed a counter-claim against Mr. Tavor alleging negligence which resulted in a loss of approximately U.S. $900,000.00. Legal opinion received by the company indicates that the maximum exposure of the company to this claim is an amount of $77,000. Which has been reflected as a liability in the consolidated balance sheet. On November 1, 2004, Onn Tavor applied to court for an order of liquidation against the subsidiary company - Activepoint Ltd. Legal opinion taken by the company indicates that there is no basis for this action.

NOTE 5: - SUBSEQUENT EVENTS

            (1) On November 2, 2004 the board of directors of the Corporation had resolved that, the Corporation is authorized to issue to Moshe Offer 500,000 shares of common stock of the Corporation. In addition, in 2005, he shall receive an annual compensation of $ 125,000 and a bonus of up to $ 115,000 based upon the performance criterions to be determined by the Board of Directors.

                  In term of resolution of the directors dated November 16, 2004, the following performance criterions were decided upon, In order for the above bonus to come into effect:

                  (1) Success in achieving and equity line of at least $ 500,000 for the company, or

                  (2) The sale of the company or part thereof for a minimum of $ 5 million.

                  Whichever shall occur first.

            (2) On October 20, 2004, and pursuant to the financing transactions, WWAP has issued two (2) Debentures to Cornell in the principal amounts of $75,000 and $390,000 respectively. Within five (5) days of the filing of the registration statement Cornell is obligated to fund WWAP an additional $425,000 and WWAP will issue a third Debenture. The Debentures are due (2) years from the date of issuance and accrue interest at a rate of 5% per annum. Cornell is entitled, at its option, to convert, and sell on the same day, at any time and from time to time subject to certain restrictions, until payment in full of the Debentures, all or any part of the principal amount of the Debenture, plus accrued interest, into shares of WWAP's Common Stock. The shares of Common Stock issuable upon conversion of the Debentures are entitled to registration rights.

            (3) On October 15, 2004 the Corporation resolved an Employment agreement. The plan provides for the granting of non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights ("SARs"), restricted stock and restricted stock unit awards, performance shares and other cash or share-based awards. The maximum number of shares of common stock that may be issued in connection with awards under the plan is 2,000,000. In the event of any merger, reorganization, recapitalization, stock split, stock dividend, or other change in corporate structure that affects our common stock, an adjustment may be made to the (a) maximum number of shares available for grants under the plan and/or kind of shares that may be delivered under the plan, (b) the individual award limits under the plan and (c) number, kind and/or price of shares subject to outstanding awards granted under the plan, by the board of directors of WWAP, to prevent dilution or enlargement of rights. Shares of stock covered by an award under the plan that is cancelled, expired, forfeited or settled in cash will again be available for issuance in connection with future grants of awards under the plan. As of the date of this prospectus, no awards have been made under the plan.

             Report of Independent Registered Public Accounting Firm

To the of shareholders of
WWAP INC.

We have audited the accompanying consolidated balance sheets of WWAP Inc. (a development stage company) ("the Company") and its subsidiary as of December 31, 2003 and 2002 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 2003, and 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of December 31, 2003 and 2002 and the consolidated results of its operations and cash flows for the year ended December 31, 2003, and 2002, In conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As described in note 1A(2), at December 31, 2003 the company has produced a limited amount of revenue since inception and had a retained deficit of US$ 1,638,002. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Reuveni, Hartuv, Tepper & Co.
Reuveni, Hartuv, Tepper    & Co.
Certified Public Accountants

Tel Aviv, Israel November 16, 2004

                            WWAP INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEETS
                                  (U.S DOLLARS)

                                                                                DECEMBER 31,
                                                                                ------------
                                                             NOTE          2 0 0 3        2 0 0 2
                                                             ----        -----------    -----------
ASSETS

CURRENT ASSETS
    Cash and cash equivalents                                            $    27,732    $    93,117
    Other current assets                                       3               3,333          5,586
                                                                         -----------    -----------
        Total current assets                                                  31,065         98,703

EQUIPMENT                                                      4
    Cost                                                                      31,775         31,775
    Less - accumulated depreciation                                          (24,919)       (20,783)
                                                                         -----------    -----------
        Equipment, net                                                         6,856         10,992
                                                                         -----------    -----------
                                                                         $    37,921    $   109,695
                                                                         ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Trade accounts payable                                               $       842    $     3,144
    Other current liabilities                                  5             100,950         35,123
                                                                         -----------    -----------
        Total current liabilities                                            101,792         38,267

LONG-TERM LIABILITIES
    Subordinated long-term loan from shareholders              6             276,400        276,400
    Liability for severance pay, net                           7              18,745          4,469
                                                                         -----------    -----------
        Total long term liabilities                                          295,145        280,869

COMMITMENTS AND CONTINGENT LIABILITIES                         8

SHAREHOLDERS' EQUITY (DEFICIT)                                 9
    Preferred shares, $0.01 par value; 10,000,000 shares
        authorized; 2,337,500 issued and outstanding                          23,375         23,375
    Ordinary shares, $0.01 par value; 100,000,000 shares
        authorized; 277,647 issued and outstanding                             2,776          2,776
    Additional paid-in capital                                             1,252,835        932,835
    Deficit accumulated during the development stage                      (1,638,002)    (1,168,427)
                                                                         -----------    -----------
        Total shareholders' equity (deficit)                                (359,016)      (209,441)
                                                                         -----------    -----------
                                                                         $    37,921    $   109,695
                                                                         ===========    ===========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                            WWAP INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (U.S DOLLARS)

                                                                                    CUMULATIVE FROM
                                                                                    DECEMBER 8, 1997
                                                                YEAR ENDED           (INCEPTION) TO
                                                               DECEMBER 31,           DECEMBER 31,
                                                               ------------           ------------
                                            NOTE         2 0 0 3         2 0 0 2         2 0 0 3
                                            ----         -------         -------         -------
Income:                                               $     31,590    $     22,874    $    119,154

Operating costs and expenses:

Research and Development expenses            10            168,714         140,070    $    855,357

Marketing expenses, Net                      11            151,386           6,419         248,407

General and Administrative expenses          12            178,918         168,418         644,551
                                                      ------------    ------------    ------------
Total expenses                                             499,018         314,907       1,748,315

Loss before financing expenses, net                        467,428         292,033       1,629,161

Financing expenses, Net                                      2,147           3,556           8,841
                                                      ------------    ------------    ------------
Loss before income taxation                                469,575         295,589       1,638,002

   Taxation                                  13                 --              --              --
                                                      ------------    ------------    ------------
       Net loss                                       $    469,575    $    295,589    $  1,638,002
                                                      ============    ============    ============
   Basic loss per share:                              $      (0.02)   $      (0.01)   $      (0.07)
                                                      ============    ============    ============
   Weighted average number of
       shares outstanding                    14         23,652,647      23,652,647      23,652,647
                                                      ============    ============    ============


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                            WWAP INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                   STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

                                  (U.S DOLLARS)

                                       NUMBER OF SHARES                                       DEFICIT
                                       ----------------                                     ACCUMULATED
                                                  SERIES A                   ADDITIONAL     DURING THE
                                    ORDINARY     PREFERRED       SHARE         PAID-IN      DEVELOPMENT
                                     SHARES        SHARES       CAPITAL        CAPITAL         STAGE          TOTAL
                                  -----------   -----------   -----------    -----------    -----------    -----------
Shares issuance form
December 8, 1997
ended December 31, 2001               277,647     2,337,500   $    26,151    $   801,175    $        --    $   827,326

Net loss for the period form
December 8, 1997 ended
December 31, 2001                                                      --             --       (872,838)      (872,838)
                                  -----------   -----------   -----------    -----------    -----------    -----------

1.1 Balance - December 31, 2001       277,647     2,337,500        26,151        801,175       (872,838)       (45,512)
Shares issuance in 2002                                                --        131,660             --        131,660

Net loss for the year                                                  --             --       (295,589)      (295,589)
                                  -----------   -----------   -----------    -----------    -----------    -----------

Balance - December 31, 2002           277,647     2,337,500        26,151        932,835     (1,168,427)      (209,441)

Shares issuance in 2003                                                --        320,000             --        320,000

Net loss for the year                                                  --             --       (469,575)      (469,575)
                                  -----------   -----------   -----------    -----------    -----------    -----------

Balance - December 31, 2003           277,647     2,337,500   $    26,151    $ 1,252,835    $(1,638,002)   $  (359,016)
                                  ===========   ===========   ===========    ===========    ===========    ===========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                            WWAP INC. AND SUBSIDIARY.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (U.S DOLLARS)

                                                                                        CUMULATIVE FROM
                                                                                       DECEMBER 8, 1997
                                                                  YEAR ENDED            (INCEPTION) TO
                                                                  DECEMBER 31,            DECEMBER 31,
                                                                  ------------            ------------
                                                            2 0 0 3         2 0 0 2         2 0 0 3
                                                            -------         -------         -------
CASH FLOWS - OPERATING ACTIVITIES
   Net loss for the period                               $  (469,575)    $  (295,589)    $(1,638,002)
   Adjustments to reconcile net loss to net cash used
   in operating activities:
   Items not involving cash flows:
   Depreciation and amortization                               4,136           7,914          24,919
   Increase (decrease) in liability for severance
   pay, net                                                   14,276           5,257          18,745

   Changes in operating assets and liabilities:
   Decrease (Increase) in other current assets                 2,253            (253)         (3,333)
   Increase (decrease) in trade accounts payable              (2,302)        (15,535)            842
   Increase  in other current liabilities                     65,827             896         100,950
                                                         -----------     -----------     -----------
   Net cash used in operating activities                    (385,385)       (297,310)     (1,495,879)
                                                         -----------     -----------     -----------

CASH FLOWS - INVESTING ACTIVITIES
   Purchase of equipment                                          --          (2,671)        (31,775)
                                                         -----------     -----------     -----------
   Net cash used in investing activities                          --          (2,671)        (31,775)
                                                         -----------     -----------     -----------

CASH FLOWS - FINANCING ACTIVITIES
   Proceeds from issuance of long-term debt                       --         253,900         276,400
   Issuance of shares, net                                   320,000         131,660       1,278,986
                                                         -----------     -----------     -----------
   Net cash provided by financing activities                 320,000         385,560       1,555,386
                                                         -----------     -----------     -----------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS             (65,385)         85,579          27,732
CASH AND CASH EQUIVALENTS -BEGINNING OF PERIOD                93,117           7,538              --
                                                         -----------     -----------     -----------

CASH AND CASH EQUIVALENTS - END OF PERIOD                $    27,732     $    93,117     $    27,732
                                                         ===========     ===========     ===========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

NOTE 1 - DESCRIPTION OF BUSINESS AND GENERAL

      A. DESCRIPTION OF BUSINESS

      (1) On July 22, 2004, WWAP Inc. ("the Company") a Delaware corporation acquired 94.6% of the issued and outstanding common stock of ActivePoint Ltd. in exchange for 2,615,147 common shares of WWAP Inc. At the time of the 2004 acquisition, WWAP Inc had no significant assets or operation.

            ActivePoint Ltd is accounted for as the acquiring party and the surviving accounting entity because the former stockholders of ActivePoint Ltd received an amount of voting shares which constitutes an effective controlling interest in the combined corporation. The shares issued by WWAP Inc pursuant to the 2004 acquisition have been accounted for as if those shares had been issued upon the organization of ActivePoint Ltd. The outstanding capital stock of WWAP Inc immediately prior to the 2004 acquisition has been accounted for as shares issued by ActivePoint Ltd. to effect the reverse acquisition.

            Because ActivePoint Ltd. is the accounting survivor, the financial statements presented for all periods are those of ActivePoint Ltd. All inter -company accounts and transactions are eliminated on consolidation. All financial statements are in the currency of the United States Dollar.

            The outstanding common stock of 2,615,147 common shares at the time of the 2003 acquisition was held principally by officers of the combined corporation.

      (2) The financial statements have prepared on a going concern basis, which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. As shown in the accompanying Financial Statements. The company has a working capital deficit of $70,727 and a stockholders' deficit of $359,016 at December 31, 2003. And has funded operations since inception through equity and debt financing. As a result substantial doubt exists about the company's ability to continue to fund future operations using its existing resources.

      (3) The Company is engaged in research and development, marketing and selling of software that enables network sales.

      (4) The Company established a subsidiary, ActivePoint Ltd. ("the Subsidiary") to provide the Company with services relating to the Company's product. The minority interest (5.4%) was not reflected in the accounts since the subsidiary had a shareholders' deficit and the minority had no guarantee for the shareholders' deficit.

      B. RISK FACTORS

            The Company has a limited operating history and faces a number of risks, including uncertainties regarding demand and market acceptance of the Company's products, dependence on a single product line, the effects of technological change, competition and the development of new products. Additionally, other risk factors exist such as the ability to manage growth, loss of key personnel and the effect of planned expansion of operations on the future results of the Company.


            The Company has funded operating losses and negative cash flows since inception through the issuance of equity and debt financing.

            The Company anticipates that it will continue to incur significant operating costs and losses in connection with the development of its product and with increased marketing efforts. In addition, the Company has limited revenues from its operations and is therefore dependent on outside financing and on the continuing support of its investors.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The significant accounting policies followed in the preparation of the financial statements, are as follows:

      A.    USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

            The preparation of financial statements in conformity with Accounting Principles Generally Accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      B.    DEVELOPMENT-STAGE COMPANY

            Since its inception, the Company's efforts have been devoted to research and development. The financial statements are therefore presented in accordance with the principles of Statement of Financial Accounting Standards ("SFAS") No. 7 - "Accounting and Reporting by Development-Stage Enterprises."

            The company income in the year ended December 31, 2003 and 2002, are form paid Beta sites, witch are actually a system test for a limited period of time by potential customers.

      C.    PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

            The consolidated financial statements include the financial statements of the Company and its majority owed Subsidiary. Inter-company transactions and balances between the company and its Subsidiary have been eliminated in the consolidated financial statements.

      D.    CASH AND CASH EQUIVALENTS

            Cash and cash equivalents consist of cash and demand deposits in banks, and other short-term, highly liquid investments with original maturities of less than three months.

      E.    EQUIPMENT

            Equipment is presented at cost, less accumulated depreciation. Depreciation are calculated based on the straight-line method over the estimated useful lives of the assets, as follows:

            Computers and software                       3 Years
            Furniture and office equipment               14 Years

      F.    RESEARCH AND DEVELOPMENT COSTS

            Research and Development costs are charged to operations as incurred.

      G.    FAIR VALUE OF FINANCIAL INSTRUMENTS

            The financial instruments of the Company consist mainly of cash and cash equivalents, other current assets, trade accounts payable and other current liabilities. In view of their nature, the fair value of the financial instruments included in working capital of the Company is usually identical or substantially similar to their carrying amounts.

      H.    CONCENTRATIONS OF CREDIT RISK

            As of December 31, 2003 and 2002 the Company had cash and cash equivalents totaling $27,732 and $93,117, respectively, most of which are deposited in a major Israeli financial institution. Management believes that the financial institutions holding the Company's cash and cash equivalents are financially sound.

      I.    INCOME TAXES

            The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires an asset and liability approach for financial reporting for income taxes. Valuation allowances are established when necessary, to reduce deferred tax assets, if it is more likely than not that all, or a portion of it will not be realized.

NOTE 3 - OTHER CURRENT ASSETS

                                                               December 31,
                                                               ------------
                                                            2 0 0 3      2 0 0 2
                                                            -------      -------

            Government of Israel
                (VAT refundable and other)                 $  3,333     $  5,586
                                                           --------     --------
                                                           $  3,333     $  5,586
                                                           ========     ========

NOTE 4 - EQUIPMENT

                                                               December 31,
                                                               ------------
                                                            2 0 0 3      2 0 0 2
                                                            -------      -------
            Cost:
            Computers and software                         $ 22,232     $ 22,232
            Furniture and office equipment                    9,543        9,543
                                                           --------     --------
                                                           $ 31,775     $ 31,775
                                                           --------     --------

            Accumulated depreciation:
            Computers and software                         $ 20,446     $ 17,505
            Furniture and office equipment                    4,473        3,278
                                                           --------     --------
                                                             24,919       20,783
                                                           --------     --------
                                                           $  6,856     $ 10,992
                                                           ========     ========

NOTE 5 - OTHER CURRENT LIABILITIES

                                                                December 31,
                                                                ------------
                                                            2 0 0 3      2 0 0 2
                                                            -------     --------

            Employees and related institutions             $ 17,304     $ 20,720
            Accrual for vacation                              5,047       12,045
            Accrued expenses                                 78,599        2,358
                                                           --------     --------
                                                           $100,950     $ 35,123
                                                           ========     ========

NOTE 6 - SUBORDINATEED LONG-TERM LOAN FROM SHAREHOLDERS

            The Company signed loan agreements with its shareholders, as a result of which as of December 31, 2003, $276,400 were received by the Company. The loans will serve to finance the Company's activity. The loan is denominated in dollars and is non-interest bearing, 25% of the Company's income after a cash surplus of $100,000 in the Company's account from sales, will be used to repay the loans. As of December 9, 2004 the Company has not started repaying the loans

NOTE 7 - LIABILITY FOR SEVERANCE PAY, NET

            The Company's liability for severance pay is calculated in accordance with Israeli law based on the most recent salary paid to employees and the length of employment in the Company. Part of the liability is funded through individual insurance policies purchased from outside insurance companies, which are not under the Company's control. The balance presented as a liability for severance pay, net, represents the un-funded portion.

            Severance pay expenses for the year ended December 31, 2003 and 2002 were $ 21,365 and $ 9,349, respectively.

NOTE 8 - COMMITMENTS AND CONTINGENT LIABILITIES

      A.    ROYALTY-BEARING GRANTS:

            The Company partially finances its research and development expenditures under a program sponsored by the Office of the Chief Scientist ("OCS") of Israel for the support of research and development activities conducted in Israel.

            In exchange for participation in the program by the OCS, the Company agreed to pay 3%-5% of total net sales of software developed within the framework of these programs. The royalties will be paid up to a maximum amount equivalent to 100% of the grants provided by the OCS, linked to the dollar. Repayment of such grants is not required in the event that there are no sales of products developed within the framework of such funded program. During 2003, total royalties accrued amounted to $785.

            As of December 31, 2003, the Company had a contingent liability to pay royalties of approximately $ 258,000.

      B. ActivePoint Ltd. is currently involved in litigation with Onn Tavor, ActivePoint's former chief executive officer. In March 2004, Mr. Tavor filed a lawsuit in the Regional Labor Court of Tel-Aviv against ActivePoint for damages in the amount of approximately U.S. $225,000 alleging that ActivePoint owed him unpaid salary, severance pay and social benefits. Mr. Tavor was granted a temporary attachment over ActivePoint's bank accounts, real property and software programs, but not over funds owed to ActivePoint by its customers. In June 2004, ActivePoint filed a counter-claim against Mr. Tavor alleging negligence which resulted in a loss of approximately U.S. $900,000.00. Legal opinion received by the company indicates that the maximum exposure of the company to this claim is an amount of $77,000, which has been reflected as a liability in the consolidated balance sheet. On November 1, 2004, Onn Tavor applied to court for an order of liquidation against the subsidiary company - ActivePoint Ltd. Legal opinion taken by the company indicates that there is no basis for this action.


      C. For further commitments and contingent liabilities which have arisen after the date of the balance sheet - refer Note 14 (Subsequent Events).

NOTE 9 - SHAREHOLDERS' EQUITY

      A.    GENERAL

            Ordinary shares confer to holders the right to receive notice to participate and vote at general meetings of the Company and the right to receive dividends, if declared. Ordinary shares and preferred shares are identical in all respects except for some preferential rights granted to holders of preferred shares upon liquidation. Preferred shares confer to holders the right to receive 10 Ordinary shares for 1 preferred shares.

      B.    ISSUANCE OF SHARE CAPITAL

            In July 2004 The Company signed an agreement with its founders according to which the Company issued such founders with 277,647 ordinary shares and 2,337,500 Preferred shares of, $0.01 par value each, of the Company. (see note 1A1).

      C.    PREFERRED STOCK

            The Preferred Stock has a liquidation preference over the holders of the common stock, the amount equal to the greater of (i) the issue price of the Preferred Stock plus accrued and unpaid interest on the Issue Price at a rate of 3% commencing on the date of payment of the Preferred Stock issue price or (ii) the pro-rata distribution on the Common Stock had a holder of the Preferred Stock converted his/her/its Preferred Stock prior to a liquidation, dissolution or winding up of the Corporation (appropriately adjusted for any stock split or stock combination of the Preferred Stock) for each share of Preferred Stock then held by them and, in addition, in each case an amount equal to all cumulated and unpaid dividends on the Preferred. Each share of Preferred Stock is convertible into ten (10) shares of Common Stock and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred could be converted. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate upon
            (i) this registration statement under the Securities Act being declared effective by the Securities and Exchange Commission covering the offer and sale of securities and (ii) the quotation of the Corporation's securities on the Over-the-Counter Bulletin Board or the listing of the Corporation's securities on a securities exchange. Holders of Preferred Stock are entitled to protective provisions, including the right to approve the creation of any class of stock that ranks superior to the Preferred Stock.

NOTE 10 - RESEARCH AND DEVELOPMENT EXPENSES, NET.

                                                              Cumulative from
                                                             December 8, 1997
                                             Year ended       (inception) to
                                            December 31,       December 31,
                                            ------------       ------------
                                        2 0 0 3      2 0 0 2       2 0 0 3
                                        -------      -------       -------

            Salaries and related       $167,505     $135,554      $780,227
            expenses, net Other           1,209        4,516        75,130
                                       --------     --------      --------
                                       $168,714     $140,070      $855,357
                                       ========     ========      ========

NOTE 11 - MARKETING EXPENSES, NET.

                                                               Cumulative from
                                                              December 8, 1997
                                              Year ended       (inception) to
                                             December 31,       December 31,
                                             ------------       ------------
                                        2 0 0 3      2 0 0 2       2 0 0 3
                                        -------      -------       -------

            Consultants, Net           $116,628     $  6,419      $206,142
            Travel expenses, Net         34,758         --          42,265
                                       --------     --------      --------
                                       $151,386     $  6,419      $248,407
                                       ========     ========      ========

NOTE 12 - GENERAL AND ADMINISTRATIVE EXPENSES

                                                                Cumulative from
                                                                December 8, 1997
                                                Year ended       (inception) to
                                               December 31,       December 31,
                                               ------------       ------------
                                            2 0 0 3    2 0 0 2       2 0 0 3
                                            -------    -------       -------

            Salaries and related expenses  $103,664   $ 97,566      $267,996
            Professional fees                22,488     21,546       100,094
            Depreciation                      4,136      7,914        24,919
            Rent and office maintenance      49,630     41,392       251,542
                                           --------   --------      --------
                                           $178,918   $168,418      $644,551
                                           ========   ========      ========

NOTE 13 - INCOME TAXES

      A.    DEFERRED TAXES

            As of December 31, 2003, the Company and its Subsidiary had a net operating loss for tax purpose carry forward of approximately $1.4 million.

            Due to the uncertainty of realizing the benefit of the Company's tax loss carry forwards, a valuation allowance for the entire amount of the related deferred tax asset has been recorded.

      B. The Company and its Subsidiary have not received tax assessments since their incorporation.

NOTE 14 - EARNINGS PER SHARE

            Basic earnings per share are computed based on the weighted average number of shares outstanding during each year, plus the amount of the assumed conversion of the preferred shares into shares of common stock.

NOTE 15 - SUBSEQUENT EVENTS

      (1) On August 26, 2004, WWAP entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP ("Cornell").

            Under this agreement, WWAP may issue and sell to Cornell Capital Partners Common Stock for a total purchase price of up to $10.0 million. Subject to certain conditions, WWAP will be entitled to commence drawing down on the Equity Line of Credit when the sale of the Common Stock under the Equity Line of Credit is registered with the Securities and Exchange Commission and for two years thereafter. The purchase price for the shares will be equal to 97% of the market price, which is defined as the lowest closing bid price of the Common Stock during the five trading days following the notice date. A cash fee equal to four percent (4%) of the cash proceeds of the draw down is also payable at the time of funding. To date, WWAP has not drawn down on the Standby Equity Distribution Agreement. Other than the Standby Equity Distribution Agreement, no other financing agreement is currently available to WWAP.

      (2) On August 26, 2004, WWAP entered into a Securities Purchase Agreement with Cornell. Under this agreement, Cornell may purchase from WWAP up to $500,000 of secured convertible debentures (the "Debentures"). The Debentures are convertible into shares of Common Stock pursuant to the terms of the Debenture and Cornell has been given registration rights with respect to the shares issuable upon conversion of the Debentures. As of the date hereof, Cornell has purchased $75,000 worth of Debentures, and is obligated to purchase the remaining $425,000 within five (5) days of the filing of a registration statement.

      (3) On August 26, 2004, and pursuant to the financing agreements with Cornell, WWAP entered into Business Development Agreements with Mobilepro and Lighthouse Advisors, Inc. ("Lighthouse"). Pursuant to the agreements, Mobilepro and Lighthouse are obligated to provide certain business consulting services, including, but not limited to assisting WWAP with identifying customers, product development and overall services designed to improve the business of WWAP. As consideration for the services provided by these agreements, WWAP issued Mobilepro 1,436,103 shares of WWAP of which 1,174,994 shares are being distributed pursuant to a proposed registration statement and 522,219 shares were issued to Lighthouse. WWAP intends to register the shares issued to Lighthouse at the same time it registers the shares to be issued to Cornell.

      (4) On October 20, 2004, and pursuant to the financing transactions, WWAP has issued two (2) Debentures to Cornell in the principal amounts of $75,000 and $390,000 respectively. Within five (5) days of the filing of the registration statement Cornell is obligated to fund WWAP an additional $425,000 and WWAP will issue a third Debenture. The Debentures are due (2) years from the date of issuance and accrue interest at a rate of 5% per annum. Cornell is entitled, at its option, to convert, and sell on the same day, at any time and from time to time subject to certain restrictions, until payment in full of the Debentures, all or any part of the principal amount of the Debenture, plus accrued interest, into shares of WWAP's Common Stock. The shares of Common Stock issuable upon conversion of the Debentures are entitled to registration rights.

      (5) On November 2, 2004 the board of directors of the Corporation had resolved that, the Corporation is authorized to issue to Moshe Ofer 500,000 shares of common stock of the Corporation. In addition, in 2005, he shall receive an annual compensation of $ 125,000 and a bonus of up to $ 115,000 based upon the performance criterions to be determined by the Board of Directors. In term of resolution of the directors dated November 16, 2004, The following performance criterions were decided upon, In order for the above bonus to come into effect:

            a. Success in achieving and equity line of at least $ 500,000 for the company, or b. The sale of the company or part thereof for a minimum of $ 5 million. Whichever shall occur first.

      (6) On October 15, 2004 the Corporation resolved an Employment agreement. The plan provides for the granting of non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights ("SARs"), restricted stock and restricted stock unit awards, performance shares and other cash or share-based awards. The maximum number of shares of common stock that may be issued in connection with awards under the plan is 2,000,000. In the event of any merger, reorganization, recapitalization, stock split, stock dividend, or other change in corporate structure that affects our common stock, an adjustment may be made to the (a) maximum number of shares available for grants under the plan and/or kind of shares that may be delivered under the plan, (b) the individual award limits under the plan and (c) number, kind and/or price of shares subject to outstanding awards granted under the plan, by the board of directors of WWAP, to prevent dilution or enlargement of rights. Shares of stock covered by an award under the plan that is cancelled, expired, forfeited or settled in cash will again be available for issuance in connection with future grants of awards under the plan. As of the date of this prospectus, no awards have been made under the plan.

      (7) ActivePoint Ltd. is currently involved in litigation with Onn Tavor, ActivePoint's former chief executive officer. In March 2004, Mr. Tavor filed a lawsuit in the Regional Labor Court of Tel-Aviv against ActivePoint for damages in the amount of approximately U.S. $225,000 alleging that ActivePoint owed him unpaid salary, severance pay and social benefits. Mr. Tavor was granted a temporary attachment over ActivePoint's bank accounts, real property and software programs, but not over funds owed to ActivePoint by its customers. In June 2004, ActivePoint filed a counter-claim against Mr. Tavor alleging negligence which resulted in a loss of approximately U.S. $900,000.00. Legal opinion received by the company indicates that the maximum exposure of the company to this claim is an amount of $77,000. Which has been reflected as a liability in the consolidated balance sheet. On November 1, 2004, Onn Tavor applied to court for an order of liquidation against the subsidiary company - Activepoint Ltd. Legal opinion taken by the company indicates that there is no basis for this action.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Our Certificate of Incorporation and by-laws include an indemnification provision under which we have agreed to indemnify directors of WWAP to the fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director of WWAP.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of WWAP pursuant to the foregoing, or otherwise, WWAP has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. WWAP will pay all expenses in connection with this offering.

            Securities and Exchange Commission Registration Fee       $   169.02
            Printing and Engraving Expenses                           $20,000.00
            Accounting Fees and Expenses                              $35,000.00
            Legal Fees and Expenses                                   $80,000.00

                         SALE OF UNREGISTERED SECURITIES

      There have been no recent sales of unregistered securities except as follows: i) 1,436,103 shares issued to Mobilepro and 522,219 shares issued to Lighthouse pursuant to the Business Development Agreements pursuant to an exemption from registration under Regulation D and (ii) a private placement an aggregate of 748,314 shares of common stock of Activepoint, the subsidiary organized under the laws of Israel, for aggregate proceeds of $500,000.00, which shares were converted into shares of preferred stock of WWAP pursuant to the Exchange Agreement. The proceeds of this offering will be used for general working capital.

                                    EXHIBITS

No.         Description
------      ------------------------------------------------------------

3.1         Amended and Restated Certificate of Incorporation of WWAP, Inc.

3.2         Certificate of Designation of Class A Convertible Preferred Stock

3.3         By-laws of WWAP, Inc.

5.1         Opinion of McLaughlin & Stern, LLP (to be provided by amendment)

10.1 Exchange Agreement between WWAP, Inc. and Activepoint, Ltd. dated as of October 2004

10.2        Collaboration Agreement between WWAP, Inc. and Activepoint, Ltd.
            dated as of August 2004

10.3 Securities Purchase Agreement, dated August 26, 2004, between Cornell and WWAP

10.4        Secured Convertible Debenture in the principal amount of $75,000

10.5        Security Agreement, dated August 26, 2004, between Cornell and WWAP

10.6        Pledge Agreement, dated October, 2004, between Cornell and WWAP

10.7 Standby Equity Distribution Agreement, dated August 26, 2004, between Cornell and WWAP

10.8 Escrow Agreement, dated August 26, 2004, between WWAP, Cornell and Butler Gonzalez LLP (Securities Purchase Agreement)

10.9 Escrow Agreement, dated August 26, 2004, between WWAP, Cornell and Butler Gonzalez LLP (Standby Equity Distribution Agreement)

10.10 Registration Rights Agreement (SEDA), dated August 26, 2004, between WWAP and Cornell

10.11 Investor Registration Rights Agreement, dated August 26, 2004, between WWAP and Cornell

10.12 Business Development Agreement, dated August 26, 2004, between WWAP and Mobilepro

10.13 Business Development Agreement, dated August 26, 2004, between WWAP and Lighthouse Advisors, Inc.

10.14       Convertible in the principal amount of $390,0000

10.15       WWAP, Inc. 2004 Long Term Equity Incentive Plan.

21.1        Subsidiaries of WWAP

23.1        Consent of Reuveni, Hartuv, Tepper & Co.

                                  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

      (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on December 16, 2004.


                                             WWAP, INC.


                                             By: /s/ Moshe Ofer
                                             -----------------------------------
                                             Name:  Moshe Ofer
                                             Title: President, Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                      TITLE                        DATE
---------                      -----                        ----


/s/ Stephen Dumbrell           Director                     December 20, 2004
-------------------------
Stephen Dumbrell


/s/ Mosher ofer                Director                     December 20, 2004
-------------------------
Moshe Ofer